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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Dean Foods Company

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NOTICE OF STOCKHOLDERS’ MEETING

We will hold this year’s annual stockholders’ meeting on Thursday, May 22, 2008, at 10:00 a.m. at the Dallas Museum of Art, 1717 North Harwood, Dallas, Texas 75201.

At the meeting, we will ask you to consider and vote on the following proposals recently adopted by our Board of Directors:

•	Proposal One: A proposal to re-elect Tom C. Davis, Stephen L. Green, Joseph S. Hardin, Jr. and John R. Muse as members of our Board of Directors for a three-year term.

•	Proposal Two: A proposal to ratify the selection of Deloitte & Touche LLP as our independent auditor for 2008.

We will also discuss and take action on any other business that is properly brought before the meeting.

If you were a stockholder of record on March 25, 2008, you are entitled to vote on the proposals to be considered at this year’s meeting.

This Notice and the accompanying Proxy Statement are first being mailed to stockholders on or about April 21, 2008.

By order of the Board of Directors,

Sincerely,

Steven J. Kemps
Senior Vice President, General Counsel and
Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL STOCKHOLDERS’ MEETING TO BE HELD ON MAY 22, 2008

The Company’s Proxy Statement and Annual Report to Security Holders for the fiscal year ended December 31, 2007 are available at http://bnymellon.mobular.net/bnymellon/df

YOU ARE INVITED

April 21, 2008

Dear Fellow Stockholders,

We hope that you will come to our annual stockholders’ meeting on Thursday, May 22, 2008. At the annual meeting, after we vote on the proposals described in this Proxy Statement, we will present a brief report on our 2007 results and an update on our business. As always, we will conclude the meeting by inviting you to ask questions and make comments. For your convenience, we will present a live webcast of the annual meeting, which you can access through our corporate website at www.deanfoods.com.

If you have questions regarding any of the matters contained in this Proxy Statement, please contact our Investor Relations Department at 800.431.9214. We look forward to seeing you at this year’s meeting.

Sincerely,

Gregg L. Engles
Chairman of the Board and
Chief Executive Officer

QUESTIONS AND ANSWERS

Why did I receive this Proxy Statement?

On April 21, 2008, we began mailing this Proxy Statement to everyone who was a stockholder of record of our Company on March 25, 2008. One purpose of this Proxy Statement is to let our stockholders know when and where we will hold our annual stockholders’ meeting.

More importantly, this Proxy Statement:

•	Includes detailed information about the matters that will be discussed and voted on at the meeting, and

•	Provides updated information about our Company that you should consider in order to make an informed decision at the meeting.

I received more than one Proxy Statement. Why?

If you received more than one Proxy Statement, your shares are probably registered differently or are in more than one account. Please vote each proxy card or voting card that you received.

How can I change the number of copies of the Annual Report and Proxy Statement being delivered to my household?

Family members who are registered owners of our stock and who live in the same household generally receive only one copy of the Annual Report, Proxy Statement, and most other mailings per household. The only item which is separately mailed for each registered stockholder or account is a proxy card. If you would like to start receiving separate copies in your name, apart from others in your household, please contact our Investor Relations Department at 800.431.9214 and request that action. Within 30 days after your request is received we will start sending you separate mailings. If for any reason you and members of your household are receiving multiple copies and you want to eliminate duplications, please contact our Investor Relations Department at 800.431.9214 and request that action. That request must be made by each person in the household.

How can I obtain my own separate copy of the Annual Report and Proxy Statement for the meeting in May?

For multiple stockholders who live in the same household and want separate copies of the Annual Report and Proxy Statement, you may pick up copies in person at the meeting in May or download them from
http://bnymellon.mobular.net/bnymellon/df. If you want copies mailed to you and you are a beneficial owner, you must request them from your broker, bank, or other nominee. If you would like copies mailed to you and you are a registered stockholder, we will mail them promptly if you request them from our transfer agent. We cannot guarantee you will receive mailed copies before the meeting.

What will occur at the annual meeting?

First we will determine whether enough stockholders are present at the meeting to conduct business. A stockholder will be deemed to be present at the meeting if the stockholder:

•	Is present in person, or

•	Is not present in person but has voted by proxy by telephone, online or mail prior to the meeting.

According to our bylaws, holders of at least 75,708,275 shares of our common stock (which is a majority of the shares of our common stock that were outstanding on March 25, 2008) must be present at this year’s meeting in order to conduct the meeting. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining if enough stockholders are present (in person or by proxy) to conduct the meeting. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

If holders of fewer than 75,708,275 shares are present at the meeting, we will adjourn the meeting and reschedule it. The new meeting date will be announced at the meeting. If enough stockholders are present at the meeting to conduct business, then we will vote on:

•	Proposal One: A proposal to re-elect Tom C. Davis, Stephen L. Green, Joseph S. Hardin, Jr. and John R. Muse as members of our Board of Directors for a three-year term.

•	Proposal Two: A proposal to ratify the selection of Deloitte & Touche LLP as our independent auditor for 2008.

Proposals One and Two have been approved by our Board of Directors. The Board of Directors is now soliciting your vote on these proposals and recommends that you vote FOR each of Proposals One and Two.

On each proposal, you are entitled to one vote for each share of stock that you owned on March 25, 2008. Cumulative voting is not permitted.

Our common stock was the only class of stock outstanding on March 25, 2008. As of that date, there were 151,416,548 shares of common stock issued and outstanding.

After each proposal has been voted on at the meeting, we will discuss and take action on any other matter that is properly brought before the meeting. Also, our management team will present a brief report on our 2007 results and an update on our business.

How many votes are necessary to re-elect the nominees for director?

The four nominees receiving the highest number of “yes” votes will be elected as directors. This number is called a plurality.

What if a nominee for director is unwilling or unable to stand for re-election?

Each of the persons nominated for re-election has agreed to stand for re-election. However, if unexpected events arise which cause one or more of them to be unable to stand for re-election, then either:

•	The Board of Directors can vote at the meeting to reduce the size of the Board of Directors, or

•	The Board of Directors may, during the meeting, nominate another person for director.

If our Board of Directors nominates someone at the meeting, the person(s) to whom you have given your proxy will be able to use his or her discretion to vote on your behalf.

How many votes are necessary to pass the other proposal?

The Audit Committee of our Board of Directors has responsibility for selection of our independent auditor. Stockholder ratification is not required. However, the Board of Directors is soliciting your opinion regarding the selection of Deloitte & Touche LLP. The Audit Committee of the Board of Directors plans to take your opinion into account in selecting our independent auditor for 2009. The proposal will pass if a majority of shares present and entitled to vote at the annual meeting are voted in favor of it.

How do I vote?

To vote, follow the instructions on the enclosed proxy card or voting card.

If you are a registered stockholder, you can also vote at the meeting. If your shares are held in a brokerage account, you might not be a registered stockholder. In this case, your shares would not be officially registered in your name; rather, they would be registered in your broker’s name (which is sometimes called “street name”). If your shares are in street name, you cannot vote in person at the meeting unless you have a proper power of attorney from your broker. You should therefore vote by telephone, online or mail according to the instructions on the enclosed voting card in order to ensure that your vote is counted.

Voting by any means other than voting in person at the meeting has the effect of appointing Gregg Engles, our Chairman of the Board and Chief Executive Officer, and Steven J. Kemps, our Senior Vice President, General Counsel and Corporate Secretary, as your proxies. They will be required to vote on the proposals described in this Proxy Statement exactly as you have voted.

However, if any other matter requiring a stockholder vote is properly raised at the meeting, then Mr. Engles and Mr. Kemps will be authorized to use their discretion to vote on such issues on your behalf.

If you sign your proxy card, but do not specify how you want to vote on a proposal, your shares will be voted FOR Proposals One and Two.

We encourage you to vote now (by telephone, online or by mail) even if you plan to attend the meeting in person.

Did Dean Foods Company utilize the SEC’s new e-proxy rules for delivery of the proxy materials this year?

No. Dean Foods Company delivered its proxy materials in the same manner as it has in the past. However, many stockholders have previously consented to receive electronic delivery of proxy materials and therefore did not receive hard copies of the proxy materials.

Can I access Dean Foods Company’s Proxy Statement and Annual Report electronically?

This Proxy Statement and the 2007 Annual Report are available online at
http://bnymellon.mobular.net/bnymellon/df. Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving hard copies in the mail. You can choose this option by following the instructions when you vote over the Internet.

I previously consented to receive electronic delivery of my proxy materials. Can you send me a hard copy of these proxy materials?

For stockholders of record:  We will deliver promptly, upon written or oral request, a separate copy of these proxy materials. Contact our transfer agent either by writing BNY Mellon Shareowner Services, P.O. Box 358015, Pittsburgh, PA 15252-8015, or by telephoning 866.557.8698.

For holders in street name:  You must contact your bank, broker or other intermediary to receive copies of these materials.

Where can I find the voting results of the meeting?

We will announce preliminary voting results at the meeting. We will publish the final results in our quarterly report on Form 10-Q for the second quarter of 2008. We will file that report with the Securities and Exchange Commission (“SEC”) in August of this year, and you can obtain a copy on our website at www.deanfoods.com, on the SEC’s website at www.sec.gov, or by contacting our Investor Relations Department at 800.431.9214 or the SEC at 800.SEC.0330.

What if I want to change my vote?

You can revoke your vote on a proposal at any time before the meeting for any reason. To revoke your proxy before the meeting, either:

•	Write to our Corporate Secretary at 2515 McKinney Avenue, Suite 1200, Dallas, Texas 75201, or

•	Vote again, either by telephone or online (your last vote before the meeting begins will be counted).

If you are a registered stockholder (or if you hold your shares in “street name” and have a proper power of attorney from your broker), you may also come to the meeting and change your vote in writing or orally.

What if I do not vote?

If you do not vote, your failure to vote could affect whether there are enough stockholders present at the meeting to hold the meeting. Holders of a majority of the outstanding shares of our common stock must be present (in person or by proxy) in order to conduct the meeting. Proxies received but marked as abstentions, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. Because abstentions represent shares entitled to vote, the effect of an abstention will be the same as a vote against a proposal. However, abstentions will have no effect on Proposal One regarding the election of directors.

“Broker non-votes” will be considered present for quorum purposes but will not be considered present and entitled to vote on any matter for which a broker does not have authority. Accordingly, “broker non-votes” will not have any impact on the outcome of any proposal.

If your shares are held in “street name” and you do not vote, your brokerage firm could:

•	Vote for you, if it is permitted by the exchange or organization of which your broker is a member, or

•	Leave your shares unvoted.

Your broker will be permitted to vote for you on Proposals One and Two regarding the election of directors and the ratification of Deloitte & Touche LLP.

How do I raise an issue for discussion or vote at the annual meeting?

According to our bylaws, if a stockholder wishes to present a proposal for consideration at an annual meeting, he or she must send written notice of the proposal by certified mail to our Corporate Secretary by no later than March 1 of the year of the meeting.

If you would like your proposal to be included in next year’s proxy statement, you must submit it to our Corporate Secretary in writing no later than December 22, 2008. We will include your proposal in our next annual proxy statement if it is a proposal that we are required to include in our Proxy Statement pursuant to the rules of the SEC.

You may write to our Corporate Secretary at 2515 McKinney Avenue, Suite 1200, Dallas, Texas 75201.

According to our bylaws, any proposal properly raised at the meeting by a stockholder will require the affirmative vote of a majority of the shares deemed present at the meeting (whether in person or by proxy).

Who will pay for this solicitation?

We will pay all costs associated with this Proxy Statement and the solicitation of proxies. Upon request, we will reimburse stockbrokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of our common stock.

Our transfer agent, BNY Mellon Shareowner Services, will count the votes and act as inspector of election.

PROPOSALS BY OUR BOARD OF DIRECTORS

Proposal One: Re-Election of Directors

Our Board of Directors is divided into three classes serving three-year terms. This year’s nominees for re-election to the Board of Directors for a three-year term are the following Class I directors:

Tom C. Davis
Director since March 2001
 Mr. Davis, age 59, has served as Managing Partner of Gryphon Special Situations Fund L.P. since July 2004. He also has served as Chief Executive Officer of The Concorde Group, a private investment firm, since March 2001. He was the managing partner and head of banking and corporate finance for the Southwest division of Credit Suisse First Boston from March 1984 to February 2001. In this position, Mr. Davis worked with several large private equity firms, in addition to a variety of public and private companies, including companies in the broadcast and telecommunications, energy, foodservice, food processing and retailing industries. In addition to ours, Mr. Davis also serves on the Boards of Directors of Affirmative Insurance Holdings, Inc., an insurance holding company, where he serves on the Audit Committee, and Westwood Holdings Group, an investment management and trust services company, where he serves on the Audit and Compensation Committees.

Stephen L. Green
Director since October 1994
 Mr. Green, age 57, has served as a general partner of Canaan Capital Partners, L.P., the general partner of Canaan Capital Limited Partnership and Canaan Capital Offshore Limited Partnership, C.V., since November 1991. From October 1985 until November 1991, Mr. Green served as Managing Director of GE Capital’s Corporate Finance Group.

Joseph S. Hardin, Jr.
Director since May 1998
 Mr. Hardin, age 62, served as Chief Executive Officer of Kinko’s, Inc. from May 1997 until January 2001. Currently retired, Mr. Hardin held a variety of positions from 1986 to April 1997 with increasing responsibility at Wal-Mart Stores, Inc., ultimately as an Executive Vice President and as the President and Chief Executive Officer of Sam’s Club, the wholesale division of Wal-Mart Stores, Inc. In addition to our Board, Mr. Hardin also serves on the Boards of Directors of American Greetings Corporation, where he serves on the Nominating and Governance Committee and the Compensation and Management Development Committee, and Petsmart, Inc., where he serves on the Corporate Governance Committee.

John R. Muse
Director since November 1997
 Mr. Muse, age 57, is Chairman of HM Capital Partners LLC (formerly known as Hicks, Muse, Tate & Furst Incorporated), a private equity firm, which he co-founded in 1989. Mr. Muse also serves on the Board of Visitors of the UCLA Anderson School of Management. Mr. Muse was a member of the Board of Directors of The Morningstar Group Inc. prior to our acquisition of that company in November 1997.

Mr. Davis, Mr. Green, Mr. Hardin and Mr. Muse were each unanimously nominated for re-election by our Board of Directors following the recommendation of the Governance Committee of our Board of Directors. They have each consented to be re-elected as members of our Board of Directors.

Our Board of Directors recommends that you vote for Mr. Davis, Mr. Green, Mr. Hardin and Mr. Muse.

Proposal Two: Ratification of Selection of Independent Auditor

The Audit Committee of our Board of Directors has selected Deloitte & Touche LLP to serve as our independent auditor for the 2008 fiscal year and is soliciting your ratification of that selection.

Your ratification of the Audit Committee’s selection of Deloitte & Touche LLP is not necessary because the Audit Committee has responsibility for selection of our independent auditor. However, the Audit Committee will take your vote on this proposal into consideration when selecting our independent auditor in the future.

The Audit Committee of our Board of Directors has responsibility for overseeing our financial reporting and various other matters. See page 13 of this Proxy Statement for further information about the responsibilities of our Audit Committee and page 18 for an important report by the Audit Committee.

Our Board of Directors recommends that you vote for the proposal to ratify the selection of Deloitte & Touche LLP as our independent auditor for 2008.

OTHER INFORMATION

Who is on our Board of Directors?

Our Board of Directors is authorized to have between ten and fifteen members. The Board of Directors has the ability to determine the appropriate number of members within that range in order to maximize the Board of Directors’ effectiveness and efficiency. Our Board of Directors has set the number of directors constituting the full board at twelve and we currently have twelve directors. The Board of Directors is divided into three classes, each of whose members serve for staggered three-year terms.

In addition to the four directors nominated for re-election, the following persons currently serve on our Board of Directors:

Alan J. Bernon
Director since August 1997
Mr. Bernon, age 53, served as President of our Dairy Group from January 1, 2006 to August 31, 2007. From 1997 through the end of 2005, he served as Chief Operating Officer of the Northeast Region of our Dairy Group. He was originally elected to our Board of Directors in connection with our acquisition of The Garelick Companies in 1997. From September 1985 until July 1997, Mr. Bernon served as President of The Garelick Companies. His term will expire in 2010.

Lewis M. Collens
Director since December 2001
Mr. Collens, age 70, is Professor of Law and President Emeritus at Illinois Institute of Technology (“IIT”). He served as the President of IIT and Chairman of IIT Research Institute from 1990 to 2007. From 1974 to 1990, he served as Dean of IIT Chicago-Kent College of Law. Mr. Collens was originally elected to our Board of Directors in connection with our acquisition of the former Dean Foods Company (“Legacy Dean”) on December 21, 2001. Mr. Collens served on the Board of Directors of Legacy Dean since 1991 and was Chairman of its Audit Committee and a member of its Corporate Governance Committee. His term will expire in 2009.

Gregg L. Engles
Chairman of the Board,
Director since October 1994
Mr. Engles, age 50, has served as our Chief Executive Officer and as a director since the formation of our Company in October 1994. From October 1994 until December 21, 2001, he served as Chairman of the Board. When we acquired Legacy Dean, Mr. Howard Dean was named Chairman of the Board pursuant to the merger agreement concerning our acquisition of Legacy Dean, and Mr. Engles was named Vice Chairman of the Board. In April 2002, Mr. Dean retired, and Mr. Engles resumed his position as Chairman of the Board. His term on our Board of Directors will expire in 2010. In addition to ours, Mr. Engles also serves on the Board of Directors of TreeHouse Foods, Inc.; however, Mr. Engles will retire from the TreeHouse Foods, Inc. Board when his term expires in May of 2008.

Janet Hill
Director since December 2001
Mrs. Hill, age 60, has served as Vice President of Alexander & Associates, a corporate consulting firm, since 1981. She was originally elected to our Board of Directors in connection with our acquisition of Legacy Dean in December 2001. Mrs. Hill had served on the Board of Directors of Legacy Dean since 1997. In addition to our Board, Mrs. Hill also serves on the Boards of Directors of Wendy’s International, Inc., where she serves on the Compensation Committee, and Sprint Nextel Corporation, where she serves on the Human Capital and Compensation Committee, and the Nominating and Corporate Governance Committee. She also serves as a trustee of Duke University. Her term will expire in 2009.

Ronald Kirk
Director since February 2003
Mr. Kirk, age 53, has been a partner with the law firm of Vinson & Elkins L.L.P. since February 2005. He was a partner with the law firm of Gardere Wynne Sewell LLP from 1994 through January 2005. From June 1995 to November 2001, he also served as Mayor of the City of Dallas, Texas. In addition to ours, Mr. Kirk also serves on the

Boards of Directors of Brinker International, Inc., a restaurant operator, where he serves on the Governance and Executive Committees, and Petsmart Inc., where he serves on the Corporate Governance Committee. His term will expire in 2010.

Hector M. Nevares
Director since October 1994
Mr. Nevares, age 57, currently serves as Managing Partner of Suiza Realty SE. He was formerly President of Suiza Dairy, a Puerto Rico dairy processor, from June 1983 until September 1996, having served in additional executive capacities at Suiza Dairy since June 1974. Mr. Nevares served as a consultant for us from March 1998 until April 2000. In addition to ours, Mr. Nevares also serves on the Board of Directors of FirstBank Puerto Rico, where he serves on the Audit and Asset, Liability and Risk Management Committees. His term will expire in 2009.

Pete Schenkel
Director since January 2000
Mr. Schenkel, age 72, joined our Company in January 2000 as President of our Dairy Group and a member of our Board of Directors. Effective December 31, 2005, Mr. Schenkel retired as President of our Dairy Group. He now serves as a consultant to our Company. From 1959 to December 31, 1999, he served in various capacities at Southern Foods Group (now a part of our Dairy Group), including Chairman of the Board and Chief Executive Officer from 1994 through 1999, and President from 1987 to 1994. He was originally elected to our Board of Directors in connection with our acquisition of Southern Foods Group in January 2000. His term will expire in 2009.

Jim L. Turner
Director since November 1997
Mr. Turner, age 62, currently serves as Principal of JLT Beverages. In June 2005, Mr. Turner retired from Dr Pepper/Seven Up Bottling Group, Inc., where he had served as President and Chief Executive Officer since its formation in 1999. Prior to that, since 1985, he was the Owner/Chairman of the Board and Chief Executive Officer of the Turner Beverage Group, the largest privately owned independent bottler in the United States. Mr. Turner was a member of the Board of Directors of The Morningstar Group Inc. prior to our acquisition of that company in November 1997. Mr. Turner also serves on the Board of Directors of Crown Holdings, Inc., a manufacturer of consumer packaging products, where he serves on the Compensation Committee, and is a member of Baylor University’s Board of Regents. His term will expire in 2009.

Who are our independent directors?

Under applicable New York Stock Exchange rules, a director qualifies as “independent” only if the Board of Directors affirmatively determines that he or she has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a material relationship with the Company). Our Board of Directors conducts an annual assessment of the independence of each member of our Board of Directors, taking into consideration all relationships between our Company and/or our officers, on the one hand, and each director on the other, including the director’s commercial, economic, charitable and family relationships, and such other criteria as our Board of Directors may determine from time to time. The guidelines established by our Board of Directors to determine director independence are available on our website at www.deanfoods.com.

In making its independence determinations, the Board considered the following relationships and transactions in addition to those described under “Related Party Transaction Policy” on page 45 of this Proxy Statement. In 2007, our Board determined that the following members of our Board of Directors are “independent,” as that term is used in the New York Stock Exchange rules and our Corporate Governance Principles: Lewis Collens, Tom Davis, Stephen Green, Joseph Hardin, Janet Hill, Ron Kirk, John Muse, Hector Nevares and Jim Turner. Mr. Engles, Mr. Bernon and Mr. Schenkel were not determined to be independent directors in 2007. Mr. Engles is currently the Chief Executive Officer of our Company. Mr. Bernon served as President of our Dairy Group until September 1, 2007, and Mr. Schenkel was employed as Vice Chairman of our Company through December 31, 2007.

Mr. Kirk serves on the Board of Directors of Brinker International, Inc. and Mrs. Hill serves on the Boards of Directors of Wendy’s International, Inc. and Sprint Nextel Corporation. We sell products to Brinker International, Inc. and Wendy’s International, Inc., and we purchase products and services from Sprint Nextel Corporation, all in the ordinary course of our business. In 2007, Wendy’s International, Inc. paid approximately $53.3 million and

Brinker International, Inc. paid approximately $9 million for purchases of our products. We paid approximately $1.8 million for products and services purchased from Sprint Nextel Corporation in 2007. In addition, we made employee tuition payments of approximately $60,000 to Duke University. Ms. Hill serves as a trustee of Duke University. These amounts are not material either to us or to the other parties. Our Board of Directors has determined, considering all relevant facts and circumstances, that these relationships are not material and do not impact Mr. Kirk’s or Mrs. Hill’s status as independent directors, as defined by the rules of the New York Stock Exchange and our Corporate Governance Principles.

What are the responsibilities of our Board of Directors?

Our Board of Directors is responsible for overseeing and interacting with senior management with respect to key aspects of our business, including strategic planning, management development and succession, operating performance, compliance and stockholder returns. It is the responsibility of the Board of Directors to select and evaluate a well-qualified Chief Executive Officer of high integrity, and to approve the appointment of other members of the senior management team. The Board of Directors provides general advice and counsel to our Chief Executive Officer and other senior executives.

All directors are expected to avoid conflicts of interest and to represent the best interests of our stockholders in maintaining and enhancing the success of our business. The Board conducts a self-evaluation annually to ensure that it is functioning effectively.

Members of our Board of Directors are required to regularly attend Board meetings and to attend our Annual Meeting of Stockholders, unless unforeseen circumstances prevent them from doing so. Mr. Muse was unable to attend our 2007 Annual Meeting of Stockholders.

Our Board of Directors meets according to a set schedule and also holds special meetings and acts by unanimous written consent from time to time as appropriate. The Board met eleven times during 2007, including four regular meetings and seven special meetings. In 2007, all directors attended at least 75% of the meetings of the Board of Directors and the Board Committees on which they served.

The Board of Directors has adopted a set of Corporate Governance Principles for our Company, a copy of which is accessible through our corporate website at www.deanfoods.com. You may also receive a printed copy of our Corporate Governance Principles by writing to us at the following address: Dean Foods Company, Attention: Corporate Secretary, 2515 McKinney Avenue, Suite 1200, Dallas, TX 75201.

According to our Corporate Governance Principles, the Lead Director, who must be an independent director, is elected annually by the Board of Directors. The Lead Director: (1) calls all Board meetings; (2) approves the schedule and agenda for all Board meetings; (3) presides at executive sessions of the Board; and (4) acts as a liaison between the non-employee directors and our Chief Executive Officer. The independent directors on our Board meet in executive session at the end of each regularly scheduled Board meeting and following special meetings from time to time. Our Board of Directors has elected Mr. Hardin to serve as our Lead Director.

How much are Board members paid?

Our objectives for non-employee director compensation are to remain competitive with the compensation paid to non-employee directors of comparable companies so that we may attract and retain qualified candidates for Board service and to reinforce our practice of encouraging stock ownership by our directors. For the fiscal year ended December 31, 2007, non-employee directors were entitled to receive the following cash compensation:

•	$35,000 annual retainer, payable quarterly in arrears, plus

•	$3,000 for each meeting (Board of Directors or Committee) attended in person and $1,000 for each meeting attended by telephone, plus

•	$5,000 per year for serving on the Audit Committee or Compensation Committee and $2,000 per year for serving on any other Board Committee, plus

•	$10,000 per year for chairing the Audit Committee or Compensation Committee and $4,000 per year for chairing any other Board Committee, plus

•	$25,000 per year for serving as Lead Director.

Directors may elect to receive their fees in restricted stock rather than in cash. If a director makes this election, he or she will receive shares with a value equal to 150% of the cash amount owed to him or her, determined as of the last day of the quarter based on the average closing price of our common stock over the last 30 trading days of the quarter. One-third of the restricted shares vest on the grant date; one-third vest on the first anniversary of the grant date; and the final one-third vest on the second anniversary of the grant date. In 2007, Mrs. Hill elected to receive all of her fees in cash, and Mr. Kirk elected to receive one-half of his fees in cash. All other directors elected to receive their fees in shares of restricted stock.

In addition to cash compensation, on June 30th of each year, each non-employee director receives a grant of 7,500 immediately exercisable stock options and 2,550 restricted stock units that vest over a three-year period and which may be accelerated upon the occurrence of certain events, such as a change in control, and in the event of death, disability or retirement for grants under the 2007 Stock Incentive Plan.

The following table summarizes the compensation paid to non-employee directors for the fiscal year ended December 31, 2007. Pete Schenkel is not included in the table as he was an employee of the Company through December 31, 2007, and received no additional compensation for his services as a director.

Director Compensation Table for Fiscal Year 2007

	Fees Earned or
	Paid in Cash
	Cash	Stock	Stock	Option
Name	Value($)(1)	Value($)(2)	Awards($)(3)(9)	Awards($)(4)(9)	Total($)(5)(6)

Alan J. Bernon(7)	—	8,026	—	—	8,026
Lewis M. Collens	—	50,657	90,967	72,225	213,849
Tom C. Davis	—	52,473	90,967	72,225	215,665
Stephen L. Green	—	73,329	90,967	72,225	236,521
Joseph S. Hardin, Jr.	—	99,975	90,967	72,225	263,167
Janet Hill	70,000	—	90,967	72,225	233,192
Ronald Kirk	32,500	29,327	90,967	72,225	225,019
John S. Llewellyn, Jr.(8)	—	21,648	77,422	—	99,070
John R. Muse	—	41,636	90,967	72,225	204,828
Hector M. Nevares	—	50,839	90,967	72,225	214,031
Jim L. Turner	—	60,298	90,967	72,225	223,490

(1)	This column includes the value of fees earned and paid in cash. Directors may elect to receive their earned fees in shares of restricted common stock rather than in cash. If a director makes this election, he or she will receive shares of restricted stock with a value equal to 150% of the cash amount owed to him or her, determined as of the last day of the quarter based on the average closing price of our common stock over the last 30 trading days of the quarter. One-third of the restricted shares vest on the grant date; one-third vest on the first anniversary of the grant date; and the final one-third vest on the second anniversary of the grant date. In 2007, Mrs. Hill elected to receive all of her fees in cash, and Mr. Kirk elected to receive one-half of his fees in cash. All other directors elected to receive their fees in shares of restricted stock.

(2)	For directors who elected to receive shares of restricted stock instead of cash for all or part of the fees earned in 2007, the amounts shown in this column include the amounts recognized in 2007 for financial reporting purposes in accordance with FAS 123R “Share Based Payment.”

(3)	On June 30 of each year, each non-employee director receives a grant of 2,550 restricted stock units that vest over a three-year period, and which may be accelerated upon the occurrence of certain events, such as a change in control, and in the event of death, disability or retirement for grants under the 2007 Stock Incentive Plan. This column reflects the dollar amount recognized in 2007 for financial reporting purposes for the fair value of stock awards granted in 2007, as well as prior fiscal years, in accordance with FAS 123R “Share Based Payment.” The assumptions used in valuing the stock units we granted during 2007 are described under the caption “Restricted Stock Units” in Note 10 to our consolidated financial statements on Form 10-K for the year ended December 31, 2007. The grant date fair value of each grant of restricted stock units awarded in 2007 was $81,268.50, computed in accordance with FAS 123R. Mr. Llewellyn did not receive a grant of restricted stock units in fiscal 2007.

(4)	This column reflects the expense recognized in 2007 for financial reporting purposes for the fair value of option awards granted in 2007 in accordance with FAS 123R. The assumptions used in valuing the stock options we granted during 2007 are described under the caption “Stock Options” in Note 10 to our consolidated financial statements on Form 10-K for the year ended December 31, 2007. The grant date fair value of each grant of stock options awarded was $72,225, computed in accordance with FAS 123R, as each grant immediately vests in full on the grant date.

(5)	Represents the sum of the numbers shown in the columns to the left.

(6)	We pay, or in some cases reimburse, all travel, lodging and meal expenses associated with attending Board meetings, Board Committee meetings and other Company functions. These amounts are not reflected in the table because we do not consider them to be compensation as they are directly and integrally related to the performance of our directors’ duties.

(7)	Mr. Bernon became eligible to participate in all non-employee director compensation plans for his director service beginning on and after September 1, 2007, in connection with the termination of his employment. His severance payments are described in the Summary Compensation Table on page 32 of this Proxy Statement.

(8)	Mr. Llewellyn retired effective May 18, 2007.

(9)	The following table shows the aggregate number of outstanding restricted stock awards, restricted stock unit awards, and stock option awards as of December 31, 2007, for each non-employee director serving as such on that date:

	Restricted	Restricted Stock	Option
Name	Stock Awards	Unit Awards	Awards

Alan J. Bernon	592	—	899,114
Lewis M. Collens	3,348	6,297	94,803
Tom C. Davis	3,551	6,297	133,960
Stephen L. Green	5,126	6,297	251,431
Joseph S. Hardin, Jr.	7,050	6,297	228,807
Janet Hill	—	6,297	108,413
Ronald Kirk	1,589	6,297	55,646
John R. Muse	2,823	6,297	251,431
Hector M. Nevares	3,762	6,297	251,431
Jim L. Turner	4,192	6,297	147,011

Per our Corporate Governance Principles, our directors are encouraged to own stock of the Company. As a general rule, each director is expected, over time, to own Company stock having a value of at least three times the director’s annual retainer paid for service on our Board of Directors.

What are the Committees of our Board of Directors and who serves on those Committees?

Our Board of Directors has established certain committees to assist in the performance of its various functions.

The chart below lists the standing Committees of our Board of Directors and indicates who currently serves on those committees and how many times each Board Committee met during 2007.

Strategic
Board Member	Audit(2)(3)		Compensation(2)		Executive			Governance(2)			Planning(4)

Alan J. Bernon											*

Lewis M. Collens		*

Tom C. Davis		*

Gregg L. Engles						*	(1)				*

Stephen L. Green		*(1)		*		*					*

Joseph S. Hardin, Jr.				*(1)		*			*		*	(1)

Janet Hill									*	(1)

Ronald Kirk									*		*

John R. Muse				*

Hector M. Nevares		*

Pete Schenkel

Jim L. Turner				*					*

Meetings in 2007	8		8		1			4			1

*	Committee Member

(1)	Committee Chair

(2)	Our Board of Directors has determined that all of the members of our Audit, Compensation and Governance Committees are independent as defined under the rules of the New York Stock Exchange and in accordance with our Corporate Governance Principles, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934. All Committee members are appointed by our Board of Directors.

(3)	Our Board of Directors has determined that all of the members of the Audit Committee are “audit committee financial experts,” as that term is defined by the SEC.

(4)	Our Strategic Planning Committee was dissolved during the first quarter of 2008.

What are the responsibilities of our Board Committees?

Audit Committee.  The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent auditor;

•	overseeing the work of our independent auditor for the purpose of preparing or issuing an audit report or related work;

•	reviewing and discussing with management and the independent auditor, our annual and quarterly financial statements;

•	meeting regularly with members of our management and with our independent auditor outside the presence of management;

•	overseeing our internal audit function;

•	discussing risk assessment and risk management policies;

•	recommending policies regarding the hiring of employees from our independent auditor;

•	establishing procedures for the receipt and retention of accounting related complaints and concerns;

•	monitoring our compliance with applicable legal and regulatory requirements;

•	providing oversight of our policies and practices with respect to corporate social responsibility, including environmentally sustainable solutions, ethics and compliance and the management of reputation risk;

•	pre-approving all permitted non-audit services to be performed by our independent auditor; and

•	preparing the Audit Committee report required by SEC rules, which is included on page 18 of this Proxy Statement.

The Audit Committee has authority to retain independent legal, accounting or other advisors, at our expense.

The Audit Committee makes regular reports to the Board of Directors and reviews its own performance annually. The Audit Committee is required to meet at least quarterly and operates under a charter. In November of 2007, the Audit Committee amended its charter to include the responsibility to provide oversight of the Company’s policies and practices with respect to corporate social responsibility, including environmentally sustainable solutions, ethics and compliance and the management of reputation risk. The revised charter is attached as Appendix A to this Proxy Statement and is also accessible on our corporate website at www.deanfoods.com. Stockholders may also contact our Investor Relations Department at 800.431.9214 to obtain a free copy.

Compensation Committee.  The Compensation Committee’s responsibilities include:

•	reviewing and evaluating the performance of the Chief Executive Officer;

•	determining the Chief Executive Officer’s compensation;

•	reviewing and approving the compensation of our other executive officers and certain other key employees and acting in an advisory role on non-executive employee compensation;

•	setting our executive compensation policies and objectives and administering our executive compensation programs;

•	overseeing our stock option and stock award plans and making final determinations regarding grants of stock options and other stock-based awards;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” which begins on page 20 of this Proxy Statement; and

•	preparing the Compensation Committee report required by SEC rules, which is included on page 32 of this Proxy Statement.

Additional information regarding the processes and procedures followed by the Compensation Committee in considering and determining executive and director compensation is provided below under the heading “Executive Compensation — Compensation Discussion and Analysis.”

The Compensation Committee operates under a charter, a copy of which is accessible on our corporate website at www.deanfoods.com. Stockholders may also contact our Investor Relations Department at 800.431.9214 to obtain a free copy. The Compensation Committee also performs annual self-evaluations.

The Compensation Committee reviews and approves the compensation for our executive officers, including the Chief Executive Officer. Our Chief Executive Officer makes recommendations to the Compensation Committee each year on the appropriate compensation to be paid to our executive officers, excluding himself. The Compensation Committee makes the final determination of the amount of compensation to be awarded to each executive officer, including the Chief Executive Officer, based on the Compensation Committee’s determination of how that compensation achieves the objectives of our compensation policies. The Compensation Committee has delegated limited authority to the Chief Executive Officer and two designated Executive Vice Presidents to grant stock options and restricted stock units in connection with the hiring of new employees or the promotion or special recognition of selected employees.

The Compensation Committee meets several times each year to discuss setting individual compensation levels, and it adjusts the initial recommendations based on its assessments of the personal attributes and achievements of the individual officers. The Compensation Committee goes through a similar process in considering and establishing our short-term and long-term incentive plans and other executive benefits. For more information regarding the actions of our Compensation Committee, see the Compensation Discussion and Analysis section of this Proxy Statement.

The Compensation Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. The Compensation Committee uses a compensation consultant, Mercer Human Resource Consulting, Inc., to assist in connection with setting compensation. For more information on the Compensation Committee’s relationship with Mercer, see “Compensation Methodology — Role of Compensation Consultant” in the Compensation Discussion and Analysis section of this Proxy Statement.

Compensation Committee Interlocks and Insider Participation.  The Compensation Committee is comprised entirely of independent directors. None of our executive officers has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a director or member of the Compensation Committee.

Executive Committee.  The Executive Committee may act on behalf of the Board of Directors when the Board of Directors is not in session on a limited basis, as to matters specifically delegated to the Executive Committee from time to time. The Executive Committee meets only as needed.

Governance Committee.  The purpose of the Governance Committee is to consider, develop and make recommendations to the Board of Directors regarding corporate governance principles generally and the appropriate size, function and operation of the Board and its committees to optimize the effectiveness of the Board. The Governance Committee also performs the functions of a nominating committee. The Governance Committee’s responsibilities include:

•	establishing the criteria for membership on the Board of Directors;

•	reviewing periodically our Corporate Governance Principles;

•	reviewing and making recommendations to the Board of Directors with respect to management succession planning and management development;

•	considering, recommending and recruiting candidates to fill new or open positions on the Board of Directors;

•	reviewing candidates recommended by stockholders;

•	conducting the appropriate inquiry into the backgrounds and qualifications of potential candidates;

•	recommending director nominees for approval by the Board of Directors and our stockholders;

•	considering possible conflicts of interest of Board members and executive officers;

•	recommending Board Committee members and director development; and

•	reviewing transactions under our Related Party Transactions Policy.

The processes and procedures followed by the Governance Committee in identifying and evaluating director candidates are described below under the heading “What is the process for nominating directors?”

The Governance Committee operates under a charter, a copy of which is accessible on our corporate website at www.deanfoods.com. Stockholders also may contact our Investor Relations Department at 800.431.9214 to obtain a free copy. The Governance Committee also performs annual self-evaluations.

Committee Charters/Form 10-K.  In compliance with applicable corporate governance rules of the New York Stock Exchange, the Board has adopted charters for the Audit, Compensation and Governance Committees. These charters and a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the SEC, are available on our Company website at www.deanfoods.com. Stockholders may also contact Investor Relations at 2515 McKinney Avenue, Suite 1200, Dallas, Texas 75201 or at 800.431.9214 to obtain copies of the committee charters or Form 10-K without charge.

How can I communicate with our Board of Directors?

Should you wish to contact our Lead Director or any of the other members of our Board of Directors on a board-related issue, you may write to him or her in care of our Corporate Secretary at 2515 McKinney Avenue, Suite 1200, Dallas, Texas 75201. Relevant communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. Communications that are unrelated to the duties and responsibilities of the Board will not be forwarded, such as:

•	business solicitations or advertisements,

•	junk mail and mass mailings,

•	new product suggestions,

•	product complaints,

•	product inquiries,

•	resumes and other forms of job inquiries,

•	spam, and

•	surveys.

In addition, material that is threatening, illegal or similarly unsuitable will be excluded. Any communication that is filtered out will be made available to any director upon his or her request.

What is the process for nominating directors?

When searching for or considering a candidate for Board membership (including any candidate who may be recommended by a stockholder), the Governance Committee will require that the candidate have the highest ethical standards, integrity, sound business judgment and a willingness to devote adequate time to Board duties. Our Board of Directors seeks to ensure that the Board includes members with appropriately diverse backgrounds, skills and experience, including financial and other expertise relevant to the business of our Company. The Governance Committee has, as appropriate, retained search firms to assist in identifying qualified director candidates.

Stockholders may recommend individuals to the Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and the number of shares of our common stock beneficially owned by the director nominee to the Governance Committee, c/o Corporate Secretary, 2515 McKinney Avenue, Suite 1200, Dallas, Texas 75201. Assuming the appropriate information has been provided on a timely basis, the Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the Board of Directors determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in the Proxy Statement for the next annual meeting of stockholders.

Stockholders also have the right under our bylaws to directly nominate candidates, without any action or recommendation on the part of the Governance Committee or the Board of Directors. Our bylaws require that the Company be given advance written notice of stockholder nominations for election to the Board of Directors. The Secretary must receive such notice at the address noted above no later than March 1st of any calendar year; provided, however, that in the event that less than 35 days’ notice of a meeting called for the election of directors is given to stockholders, the Secretary must receive such notice not later than the close of business on the seventh day following the day on which the notice was mailed, and in the case of a special meeting of stockholders, not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first.

Do we have a Code of Ethics?

We have adopted a Code of Ethics that applies to all of our directors, executive officers and employees, including the Chief Executive Officer, a copy of which is posted on our corporate website at www.deanfoods.com.

Any amendments to or waivers of our Code of Ethics also will be posted on our website. If you would like a copy of our Code of Ethics, please request one by writing or calling our Investor Relations Department at:

Dean Foods Company
Attention: Investor Relations
2515 McKinney Avenue, Suite 1200
Dallas, Texas 75201
800.431.9214

Do we have a Lead Director?

Mr. Hardin currently serves as Lead Director. The Lead Director is responsible for calling all meetings of our Board of Directors, approving the schedule and agenda for all meetings of our Board of Directors, and presiding at executive sessions of the Board of Directors. The Lead Director also serves as a liaison between the non-employee directors and our Chief Executive Officer.

Do we have a Corporate Responsibility/Sustainability Officer?

We have appointed a Corporate Responsibility/Sustainability Officer who works to promote business activities that are socially responsible and environmentally sustainable. He also oversees our ethics and compliance program. He provides reports to the Audit Committee on the program’s effectiveness and works closely with various compliance functions to provide coordination and sharing of best practices across our Company.

Do we have a Disclosure Committee?

We have established a Disclosure Committee composed of members of management to assist in fulfilling our obligations to maintain effective disclosure controls and procedures, and to coordinate and oversee the process of preparing our securities filings with the SEC.

Who is our Independent Auditor?

Deloitte & Touche LLP has served as independent auditor for the Company since its formation. Deloitte & Touche periodically changes the personnel who work on the audit. In addition to performing the audit of the Company’s consolidated financial statements, Deloitte & Touche also provides various other services to the Company. All of the services provided for the Company by Deloitte & Touche in 2007 were approved by the Audit Committee. The aggregate fees and reimbursable expenses billed to the Company and its subsidiaries by Deloitte & Touche for 2007 and 2006 were:

	2007	2006

Audit Fees(1)	$6,741,000	$6,281,000
Audit-Related Fees(2)	2,345,000	3,082,000
Tax Fees(3)	831,000	463,000
All Other Fees(4)	—	101,000

Total	$9,917,000	$9,927,000

(1)	“Audit Fees” includes fees and expenses billed for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s quarterly reports on Form 10-Q, and services provided in connection with statutory and regulatory filings. Audit Fees also include the audit of the Company’s internal controls.

(2)	“Audit-Related Fees” includes fees billed for services that are related to the performance of the audit or review of the Company’s financial statements (which are not reported above under the caption “Audit Fees”), such as fees for accounting due diligence on acquisitions and divestitures.

(3)	“Tax Fees” includes fees billed for services that are related to tax compliance, our special dividend, and the adoption of Financial Interpretation No. 48 “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109.”

(4)	“All Other Fees” in 2006 included a license fee for certain tax preparation software.

The Audit Committee has also recommended ratification of its engagement of Deloitte & Touche as the Company’s independent auditor for 2008.

The Audit Committee has sole authority to engage and determine the compensation of the Company’s independent auditor. The Audit Committee’s pre-approval is required for any engagement of Deloitte & Touche, and the Audit Committee has established the following pre-approval policies and procedures. Annually, the Audit Committee pre-approves services to be provided by Deloitte & Touche. The Audit Committee also considers the engagement of Deloitte & Touche for the provision of other services during the year. In addition to conducting the Company’s 2008 audit, the Audit Committee has pre-authorized Deloitte & Touche to provide services to the Company in connection with the following types of audit-related and tax matters:

Audit-Related Engagements

•	Audit of the combined financial statements of our Dairy Group segment or any other subsidiary;

•	Ordinary course accounting consultations; and

•	Due diligence services related to potential acquisitions and divestitures of businesses.

Tax Engagements

•	U.S. federal, state and local tax compliance advice;

•	International tax compliance advice;

•	Review of federal, state, local and international income, franchise and other tax returns;

•	Advice on tax audits; and

•	Tax structuring and related advice in connection with potential acquisitions, divestitures and restructurings.

The pre-approval described above will expire in the first quarter of 2009. In the event a matter of a type listed above arises before the first quarter of 2009, the Audit Committee has authorized management, if necessary, to negotiate, for the Audit Committee’s approval and execution, an engagement agreement related to that matter. For each such matter, management is required to provide the Audit Committee, at its next regularly scheduled meeting, with detailed documentation about the services provided or to be provided. Any service that management requests Deloitte & Touche to provide that is of a type that has not been pre-approved must be considered at a meeting of the Audit Committee before the service is provided. In determining whether to approve the engagement of Deloitte & Touche, the Audit Committee considers whether such service is consistent with Deloitte & Touche’s independence. The Audit Committee also considers the amount of audit and audit-related fees in comparison to all other fees paid to Deloitte & Touche and the Audit Committee reviews such comparisons regularly.

Representatives of Deloitte & Touche will be present at the annual meeting to make a statement, if they choose, and to answer any questions you have.

Audit Committee Report

We have met with representatives of Deloitte & Touche and Company management to review and discuss the Company’s audited consolidated financial statements for the year ended December 31, 2007, and the assessment of the Company’s internal control over financial reporting. We have discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. We discussed with the Company’s Chief Audit Executive and with Deloitte & Touche the overall scope and plans for their respective audits. We met with the Chief Audit Executive and with Deloitte & Touche, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the

Company’s financial reporting. We also regularly review and discuss the Company’s activities with respect to risk assessment and risk management, and receive regular reports regarding the Company’s compliance program.

We regularly discuss with Deloitte & Touche, and they have provided written disclosures to us, regarding (1) the matters required to be communicated under generally accepted auditing standards (Standard No. 61, as amended, Communication with Audit Committees), and (2) Deloitte & Touche’s independence, as required by the Independence Standards Board (Standard No. 1, Independence Discussions with Audit Committees).

We have considered whether the services performed by Deloitte & Touche, other than audit services or services related to the audit, are compatible with maintaining the independence of Deloitte & Touche, and we have concluded that they are. Based on our reviews and discussions with management and Deloitte & Touche, as described above, we recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the SEC.

This report is presented by:
The members of the Audit Committee
Stephen L. Green (Chairman)
Lewis M. Collens
Tom C. Davis
Hector M. Nevares

Who are our executive officers?

The term “executive officer” is defined by applicable securities law as the company’s president, any vice president in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the public company. According to that definition, our Board of Directors has determined that at the end of 2007 our “executive officers” were:

Gregg L. Engles — Chairman of the Board and Chief Executive Officer
 See Mr. Engles’ biography on page 8.

Jack F. Callahan, Jr. — Executive Vice President and Chief Financial Officer
Mr. Callahan, age 49, joined us in May 2006 as Executive Vice President and Chief Financial Officer. Prior to joining us, from 1996 to 2006 he held a number of positions at PepsiCo, Inc. including Senior Vice President of Corporate Strategy and Development for PepsiCo and Chief Financial Officer for Frito Lay International. Before joining PepsiCo, he held various positions at General Electric Company and McKinsey & Company.

Joseph E. Scalzo — President and Chief Executive Officer, WhiteWave Foods Company and Morningstar Foods Mr. Scalzo, age 49, joined us in October 2005 as President and Chief Executive Officer of our WhiteWave Foods Company subsidiary. He was promoted to President and Chief Executive Officer of WhiteWave Foods Company and Morningstar Foods in February 2008. Prior to joining us, he was employed by The Gillette Company from 2001 to October 2005, serving most recently as Group President, Personal Care and Global Value Chain. Prior to joining The Gillette Company, Mr. Scalzo served in various capacities at the Coca-Cola Company from 1997 to 2001, including Senior Vice President and Chief Marketing Officer of The Minute Maid Company. He began his career at Procter & Gamble in 1985 where he held various leadership positions. Mr. Scalzo also serves on the Board of Directors of HNI Corporation, a leading office furniture and wood burning fireplace manufacturer, where he serves on the Audit Committee.

Michelle P. Goolsby — Executive Vice President, Development, Sustainability and Corporate Affairs
Ms. Goolsby, age 50, joined us in July 1998 as Executive Vice President, General Counsel and Corporate Secretary. In August 1999, she assumed the additional role of Chief Administrative Officer. In January of 2008, she was named Executive Vice President, Development, Sustainability and Corporate Affairs. From September 1988 until July 1998, Ms. Goolsby held various positions with the law firm of Winstead Sechrest & Minick. Prior to joining Winstead Sechrest & Minick, she held various positions with Trammel Crow Company.

Gregg A. Tanner — Executive Vice President and Chief Supply Chain Officer
Mr. Tanner, age 51, joined us in November 2007 as Executive Vice President and Chief Supply Chain Officer. Prior to joining us, Mr. Tanner spent the last year and a half at The Hershey Company where he was Senior Vice President, Global Operations. Before joining Hershey, Mr. Tanner was Senior Vice President, Retail Supply Chain at ConAgra Foods, Inc., where he directed the supply chain for retail products. Previously, Mr. Tanner held various positions at the Quaker Oats Company and Ralston Purina Company. Mr. Tanner also serves on the Board of Directors of The Boston Beer Company, Inc., where he serves on the Audit Committee.

Paul T. Moskowitz — Executive Vice President, Human Resources
Mr. Moskowitz, age 43, joined us in June 2007 as Executive Vice President, Human Resources. Prior to joining us, Mr. Moskowitz served as Chief People Officer of Pizza Hut, a division of Yum! Brands. Previously, Mr. Moskowitz directed the Human Resources activities for all of Pizza Hut’s field operations, and led the organization’s training function. Prior to joining Pizza Hut, Mr. Moskowitz served in various Human Resources roles, including senior positions with Brinker International, Inc. and Darden Restaurants, Inc.

How is the compensation of our Named Executive Officers determined?

Compensation Discussion and Analysis

This Compensation Discussion and Analysis is intended to provide investors with an understanding of our compensation policies and practices with respect to our Chief Executive Officer, Chief Financial Officer, our three other most highly compensated executive officers, and our former Dairy Group President. These individuals, referred to as Named Executive Officers or NEOs, are identified below:

•	Gregg L. Engles, Chairman of the Board and Chief Executive Officer

•	Jack F. Callahan, Jr., Executive Vice President and Chief Financial Officer

•	Joseph E. Scalzo, President and Chief Executive Officer, WhiteWave Foods Company and Morningstar Foods

•	Michelle P. Goolsby, Executive Vice President, Development, Sustainability and Corporate Affairs

•	Gregg A. Tanner, Executive Vice President and Chief Supply Chain Officer

•	Alan J. Bernon, former Dairy Group President

Mr. Bernon left his position as President of the Company’s Dairy Group effective September 1, 2007; however, he remains a member of our Board of Directors. Mr. Bernon is included as an NEO because, but for the fact that he was not an executive officer of the Company at the end of the fiscal year, Mr. Bernon would have been one of the three other executive officers who were most highly compensated in fiscal 2007.

We will discuss and analyze the following topics in this Compensation Discussion and Analysis:

•	Executive Compensation Objectives and Policies

•	Comparison Group for Executive Compensation Purposes

•	Elements of Compensation

•	Agreements with Named Executive Officers

•	Compensation Methodology

•	Role of Compensation Consultant

•	Compensation of the Chief Executive Officer

•	Role of Chief Executive Officer in Compensation of Other Executive Officers

•	Compensation Mix

•	Annual Cash Compensation

•	Base Salary

•	Short-Term Incentive Compensation

•	Long-Term Equity Incentive Compensation

•	Timing of Long-Term Equity Grants

•	Deferred Compensation Plan and Supplemental Employee Retirement Plan

•	Other Compensation

•	Severance and Change in Control Benefits

•	Tax Deductibility Policy

To further illustrate these concepts, we have included charts and tables where we believe appropriate to enhance our stockholders’ understanding of the compensation of our Named Executive Officers. These tables and charts are meant to be in addition to, and not an alternative to, the charts and tables provided under the heading “How much are our Named Executive Officers paid?” on page 32 of this Proxy Statement.

Executive Compensation Objectives and Policies

Our Compensation Committee is responsible for establishing and administering our policies governing the compensation of our senior executives, including our Named Executive Officers. For a description of the Compensation Committee’s charter and additional information regarding the processes and procedures it follows in determining executive compensation, see “Other Information — What are the responsibilities of our Board Committees?” The Compensation Committee is composed entirely of independent directors. In accordance with its charter, the Compensation Committee has adopted executive compensation policies that are designed to achieve the following four objectives:

•	Attract and retain top talent;

•	Motivate and reward the performance of officers in support of achievement of the Company’s strategic, financial and operating performance objectives;

•	Ensure that our total compensation package is competitive in comparison to our peers, and that the programs are consistent with the highest standards of good corporate governance and best practices within our industry; and

•	Align our executives’ interests with the long-term interests of our stockholders through awards of stock options and restricted stock units.

Comparison Group for Executive Compensation Purposes

In order to ensure that we are able to attract and retain the highest caliber management, we analyze our total compensation to ensure that it is comparable to that offered by competitors for the Company’s management talent. Specifically for 2007, we considered the following companies, which we will refer to in this Proxy Statement as the Comparison Group:

• Archer-Daniels-Midland Company	• The J.M. Smucker Company
• Campbell Soup Company	• Kellogg Company
• The Clorox Company	• Kimberly-Clark Corporation
• Coca-Cola Enterprises Inc.	• Kraft Foods Inc.
• Colgate-Palmolive Company	• McCormick & Co., Incorporated
• ConAgra Foods, Inc.	• The Pepsi Bottling Group, Inc.
• Cott Corporation	• The Procter & Gamble Company
• Del Monte Foods Company	• Sara Lee Corporation
• General Mills, Inc.	• Smithfield Foods, Inc.
• H.J. Heinz Company	• Tyson Foods, Inc.
• The Hershey Company	• Wm. Wrigley Jr. Company
• Hormel Foods Corporation

The Comparison Group was selected based on analysis conducted by Mercer, with the approval of the Compensation Committee. The Compensation Committee believes this is the appropriate Comparison Group because it consists of consumer packaged goods companies against whom we compete for executive talent. The Comparison Group is reviewed at least annually by the Compensation Committee with input from its outside compensation consultant.

Elements of Compensation

The Company’s executive compensation program is composed of the following elements:

•	Base salary;

•	Annual cash incentives, which we will refer to as short-term incentive compensation;

•	Long-term incentives, which for the Named Executive Officers and other senior executives consist of stock options and restricted stock units;

•	Our Executive Deferred Compensation Plan and Supplemental Executive Retirement Plan; and

•	Other Perquisites.

The Company does not maintain an ERISA qualified defined benefit pension plan for the Chief Executive Officer or for any of the other Named Executive Officers.

Agreements with Named Executive Officers

In general, we enter into letter agreements with our executive officers that govern his or her terms of employment. Such employment agreements generally state the executive’s base salary, signing bonus, if any, annual short-term incentive compensation opportunity, long-term incentive awards to be granted upon hire or in the future, if applicable, and any other benefits, such as relocation benefits, COBRA reimbursement, and eligibility for the Dean Foods Executive Severance Pay Plan. Neither Mr. Engles nor Ms. Goolsby has such an agreement with the Company.

Compensation Methodology

In order to ensure that management’s interests are aligned with those of stockholders and to motivate and reward individual initiative and effort, we emphasize a pay for performance compensation program so that attainment of Company, business unit and individual performance goals are rewarded. Through the use of performance-based plans that emphasize attainment of Company and/or business unit goals, we seek to foster an attitude of teamwork, and the use of tools such as equity ownership is important to ensure that the efforts of management are consistent with the objectives of our stakeholders.

Role of Compensation Consultant.  The Compensation Committee has engaged Mercer Human Resource Consulting, Inc. as its outside compensation consultant. The Compensation Committee relies on the compensation consultant to collect and analyze market compensation data. In addition, the compensation consultant assists the Compensation Committee in validating the Company’s performance relative to the awards made under our long-term incentive plans. The Compensation Committee works with the compensation consultant to ensure that position descriptions are appropriately comparable between our Company and those companies in our Comparison Group and to properly adjust the raw data so that it is appropriate for a company of our size. Using this data, the compensation consultant makes preliminary compensation recommendations based on our Compensation Committee’s compensation philosophy.

The compensation consultant was retained by the Compensation Committee and reports directly to the Compensation Committee chairman. Although the Compensation Committee approves the scope of the consultant’s work and its fees, the consultant works with management as well to ensure that the consultant’s advice and recommendations reinforce the Company’s business strategy and are consistent with the Company’s pay for performance philosophy.

Examples of services provided to the Compensation Committee by the compensation consultant include, but are not limited to, the following:

•	participation in Compensation Committee meetings as advisor to the Committee;

•	market assessments of executive total compensation;

•	consultations on the design of annual and long-term incentive plans;

•	periodic updates on market trends;

•	quarterly and/or monthly calculations of Total Stockholder Return performance for long-term incentive plan compensation purposes;

•	assessment of Board of Director compensation; and

•	preparation of tally sheets for executive compensation.

Mercer provides advice and assistance to the Company in several areas outside of executive compensation, including the following: retirement consulting, which includes actuarial valuations; consulting on multi-employer plans and bargaining agreements, plan consolidations and government forms; defined benefit outsourcing; internal job grading and benchmarking for non-executive employees; health and benefit outsourcing and consulting; and compensation software. Mercer operates its compensation practice as a separate business unit from its other services, and we have been advised that the compensation of its compensation consultants is based solely on the fees generated by the executive compensation practice. The Compensation Committee has reviewed the other services provided to the Company by Mercer and has determined that Mercer’s executive compensation consultants are sufficiently objective to provide executive compensation services to the Compensation Committee. In addition, the Compensation Committee adopted the following policy with respect to the compensation consultant:

•	The engagement letter with the Compensation Committee’s compensation consultant is executed by the compensation consultant and the Chair of the Compensation Committee.

•	The executive compensation services provided by the compensation consultant are approved by the Compensation Committee.

•	At least biannually, the Compensation Committee reviews all other support services provided by the compensation consultant or its affiliates to the Company.

To determine the 2007 compensation for our Named Executive Officers, the Compensation Committee directed Mercer to provide it with a compilation of base salary, short-term incentive compensation and long-term incentive compensation for senior executives with similar responsibilities, including positions within business groups, within the companies in the Comparison Group. The Compensation Committee also directed Mercer to rank our executive officers’ compensation by percentile as compared to those senior executives in the Comparison Group for base salary, short-term incentive compensation and long-term incentive compensation. The Compensation Committee used these rankings as a component in determining base salary, annual short-term incentive compensation and long-term incentive awards for the Named Executive Officers and other senior executives, in addition to the consideration of the achievement of performance targets and the subjective evaluation of such officer’s overall performance and contribution to the Company’s results as will be discussed in more detail below. In addition to the Comparison Group, the Compensation Committee may also consider general industry data where such additional information may be helpful.

The Compensation Committee met throughout 2007 with Mercer, members of the management team and independently to keep apprised of compensation metrics with respect to the executive officers and other senior officers of the Company. In February 2007, the Compensation Committee met to approve short-term incentive payouts for fiscal 2006, to approve the long-term incentive grants for 2007 and to review the short-term incentive compensation plan for 2007. In April and May, the Compensation Committee met to further discuss and approve the short-term incentive compensation plan, and receive updates on performance to date compared to targets set forth in the plan. In August, the Compensation Committee met with Mercer to review market trends in executive compensation. In October, the Compensation Committee met with Mercer to review data comparing total stockholder return of the Company to that of the Comparison Group. In November, the Compensation Committee met to compare the Company’s preliminary performance overall and by business unit, and to review preliminary recommendations with respect to compensation. In January 2008, the Compensation Committee met to approve the long-term incentive grants. In February 2008, the Compensation Committee met to review and approve short-term incentive compensation payouts for the Named Executive Officers, which were paid in February of 2008. The Compensation Committee strives to keep an ongoing dialogue with management and its compensation consultant throughout the year with respect to executive compensation issues.

Compensation of the Chief Executive Officer.  At the beginning of each year, the Compensation Committee establishes specific objectives for the Chief Executive Officer for the upcoming year. In December of each year, the Chief Executive Officer completes a self evaluation in which he evaluates his performance against these goals. In addition, the Compensation Committee, along with the Chair of the Governance Committee, meets to review the Chief Executive Officer’s goals and to review his self evaluation. In January of the following year, the Compensation Committee and Governance Committee Chair prepare a draft Chief Executive Officer assessment and distribute the assessment to the full Board of Directors for further input and comments. In February, the Compensation Committee considers the results of this assessment in determining the Chief Executive Officer’s short-term incentive payout percentage. In March, the Chief Executive Officer assessment is finalized and communicated to the Chief Executive Officer. The objectives that were established for the Chief Executive Officer for 2007 are discussed below under the heading “Annual Cash Compensation — Short-Term Incentive Compensation.”

When considering Mr. Engles’ compensation, the Compensation Committee compares base salary, short-term incentive compensation, long-term incentive compensation and total compensation to that of each Chief Executive Officer in the Comparison Group. The Compensation Committee then uses this information to set Mr. Engles’ compensation using the measures described below under “Annual Cash Compensation — Base Salary” and “Short-Term Incentive Compensation,” and “Long-Term Equity Incentive Compensation.” Mr. Engles’ target total annual compensation is at or near the 65th percentile of total compensation for chief executive officers of companies included in the Comparison Group.

The difference between Mr. Engles’ compensation and the other Named Executive Officers reflects the significant difference in their responsibilities. In general, the Chief Executive Officer’s compensation is much higher than that of other executive officers of public companies. The Chief Executive Officer is directly responsible for driving the strategy of the Company, and for ensuring that the strategy is fully executed across the Company, which encompasses all business units and functions across the Company. In addition, the Chief Executive Officer is directly responsible for selecting, retaining and coaching the executive team that will execute corporate strategy.

Role of Chief Executive Officer in Compensation of Other Executive Officers.  A similar process of setting objectives and reviewing performance against these objectives is used by the Chief Executive Officer for each member of his leadership team, which includes the other Named Executive Officers. At the beginning of the year, the Compensation Committee, with input from the Chief Executive Officer, establishes specific objectives for each executive officer, which are tracked throughout the year by the Compensation Committee. In December of each year, each executive officer completes a self evaluation and submits it to the Chief Executive Officer. The Chief Executive Officer then meets with each executive officer to review that officer’s self evaluation and to assess that officer’s performance. In February of the following year, the executive officers’ assessments and the Chief Executive Officer’s recommended pay-out percentages for short-term incentive compensation are presented to the Compensation Committee for further input and comments. Mr. Engles based his 2007 compensation recommendations on the same Comparison Group market data reviewed by the Compensation Committee and his subjective review of each executive officer’s overall performance and contribution to the Company. While the Compensation Committee considers the recommendations of the Chief Executive Officer with respect to these elements of compensation, the Compensation Committee independently evaluates the recommendations and makes all final compensation decisions.

Compensation Mix

Because of the ability of executive officers to directly influence the overall performance of the Company, and consistent with our philosophy of linking pay to performance, it is our goal to allocate a significant portion of compensation paid to our executive officers to performance-based, short- and long-term incentive programs. In addition, as an employee’s responsibility and ability to affect the financial results of the Company increases, base salary becomes a relatively smaller component of total compensation and long-term, equity-based compensation becomes a larger component of total compensation. For 2007, our Named Executive Officers received a payout of only a portion of their target short-term incentive compensation due to the Company’s financial performance. As a result, for 2007, each Named Executive Officer’s base salary and long-term incentive compensation represented a larger percentage of their total annual compensation than in previous years. See the Summary Compensation and Grants of Plan-Based Awards tables on pages 32 and 34 of this Proxy Statement.

Annual Cash Compensation

Base Salary.  The base salary component of our compensation program is intended to compensate our senior executives for their job responsibilities and the executive’s level of experience and allows us to attract and retain top talent, consistent with our objectives. It is our practice to set the base salary levels at approximately the 60th percentile of the Comparison Group and the overall general industry, adjusted to reflect each executive’s individual performance and contributions. In some cases, when an executive is recruited from another company, the base salary may exceed the levels indicated, which may be necessary in order to attract the executive.

Base salaries are reviewed annually by the Compensation Committee. Adjustments are made based on changes in the Comparison Group and on the performance of the executive, considering recommendations from the Chief Executive Officer for all executives except himself. The Compensation Committee separately reviews the performance of the Chief Executive Officer, as described above, and makes adjustments as warranted.

The table below discloses base salary for each NEO in fiscal years 2006 and 2007.

	Fiscal Year		Fiscal Year
NEO	2006 Salary		2007 Salary

Gregg L. Engles	$1,200,000		$1,275,000
Jack F. Callahan, Jr.	460,000	(1)	480,000
Joseph E. Scalzo	620,000		660,000
Michelle P. Goolsby	515,000		535,000
Gregg A. Tanner	N/A		525,000	(2)
Alan J. Bernon	620,000		660,000

(1)	Represents Mr. Callahan’s annualized 2006 base salary. Mr. Callahan joined us in May of 2006.

(2)	Represents Mr. Tanner’s annualized 2007 base salary. Mr. Tanner joined us in November of 2007.

The merit increases were reviewed by the Compensation Committee in November and approved in December of 2006 and became effective January 1, 2007. Changes were made based largely on increases to the base salary of our Comparison Group, as well as individual performance of each of the NEOs.

Short-Term Incentive Compensation.  Short-term incentive compensation is designed to motivate our senior executives to achieve annual financial and other goals based on the strategic, financial and operating performance objectives of the Company. In conjunction with our review of the strategic and operating plans of the Company, we establish target short-term incentive pay-out levels for each executive tied to the Company’s performance, the performance of particular operating units over which an executive has control and on individual goals, or some combination thereof. It is our practice to set target bonus levels between the median and the 75th percentile of the Comparison Group.

For 2007, cash incentive payments were based on the 2007 Short-Term Incentive Compensation Plan approved by our Board of Directors. Our program places significant weight on the achievement of financial objectives. For 2007, we used achievement and growth in earnings per share for positions in our corporate office, a combination of achievement and growth in earnings per share and in operating income for our Dairy Group segment and achievement and growth in operating income of the Company and operating income and net sales for our WhiteWave segment as the key financial metrics, as we believe sustained performance in these areas is consistent with the expectations of our stockholders. The individual objectives for the Chief Executive Officer were set by the Compensation Committee, and for the executive officers by the Chief Executive Officer with review and input by the Compensation Committee.

Pursuant to our 2007 Short-Term Incentive Compensation Plan, the target cash incentive for our corporate executives consisted of two components: the Company’s performance against an adjusted earnings per share (EPS) target of $1.72 per share, and the individual participant’s performance against his or her individual objectives. Adjusted EPS consists of diluted net income per share, adjusted to eliminate the net gain or net expense from certain non-recurring items, consistent with the disclosures provided in our earnings releases. Each corporate executive was eligible for a maximum 200% payout on the adjusted EPS portion of the cash incentive if the Company attained an adjusted EPS of $1.81. Each corporate executive was eligible for a 20% payout of the adjusted EPS portion of the cash incentive if the Company attained an adjusted EPS of $1.65, or 96% of the target. If the Company attained an adjusted EPS of less than $1.65, corporate executives were not eligible for any payout of the adjusted EPS portion of the cash incentive. In addition, each corporate executive was eligible for a 120% payout on the individual objective portion of the cash incentive if the individual objectives were exceeded, which could have been multiplied by up to 200% had the adjusted EPS target been exceeded as described above.

For 2007, Mr. Engles’ individual objectives included performance in the following categories: development and execution of the Company’s strategic plan; certain organizational development initiatives; maintaining credibility with the investment community; development of the Company’s senior management; and leadership in establishing and maintaining a culture of compliance, ethical behavior and social responsibility throughout the Company.

Mr. Callahan’s individual objectives included performance in the following categories: the achievement of certain business and strategic objectives; and continuing progress in infrastructure initiatives.

Mr. Scalzo’s short-term cash incentive was subject to the criteria applicable to the senior leadership of our WhiteWave segment, including performance in the following categories: the achievement of financial goals of the WhiteWave segment of $1,370.9 million in net sales and $132.7 million in operating income for fiscal 2007; the achievement of $675.8 million of the Company’s overall operating income, adjusted to eliminate the net gain or net expense from certain non-recurring items, consistent with the disclosures provided in our earnings releases; and individual objectives. The individual objective payout percentages for WhiteWave could have been increased or decreased based on WhiteWave’s financial performance. Mr. Scalzo’s individual objectives included the achievement of certain business and strategic objectives, and building engagement, process and functional capabilities.

Ms. Goolsby’s individual objectives included performance in the following categories: corporate governance and compliance matters; organizational development; and the facilitation and support of other strategic initiatives.

Mr. Tanner joined us in November of 2007. Pursuant to his offer letter executed in connection with his employment, which was attached as Exhibit 10.2 to our Quarterly Report on Form 10-Q for the period ended September 30, 2007, Mr. Tanner was guaranteed a bonus of the greater of 100% of his target cash incentive for 2007 or the actual calculated amount, prorated based on the number of months he worked in 2007.

Pursuant to the Separation and Release Agreement between Mr. Bernon and the Company, which was attached as Exhibit 10.1 to our Quarterly Report on Form 10-Q for the period ended September 30, 2007, Mr. Bernon received a bonus representing the individual objective component of his target bonus, prorated for eight months. His compensation is discussed further under the heading “Do we have agreements with our Named Executive Officers? — Separation and Release Agreement with Alan J. Bernon” on page 39 of this Proxy Statement.

The following table provides, for each Named Executive Officer serving as such at the end of the fiscal year, each element of cash incentive payment and the relative weight assigned to each of the elements described above:

					Individual
	Company		Business Unit		Objective
	Performance(1)		Performance		Performance	Total

Gregg L. Engles	80%		—		20%	100%
Jack F. Callahan, Jr.	70%		—		30%	100%
Joe E. Scalzo	20	%(2)	50	%(3)	30%	100%
Michelle P. Goolsby	70%		—		30%	100%
Gregg A. Tanner	70%		—		30%	100%

(1)	Consists of adjusted EPS of $1.72 for all Named Executive Officers except Mr. Scalzo.

(2)	Consists of the Company’s consolidated operating income.

(3)	Consists of 25% WhiteWave net sales and 25% WhiteWave operating income.

In February 2008, the Compensation Committee assessed performance against the financial goals for corporate performance and business unit performance established at the beginning of 2007. The results of this assessment are set forth in the table below. In addition, the Compensation Committee assessed performance against the strategic performance goals that comprised the individual objective portion of the Named Executive Officers’ goals. With respect to these goals, the Committee determined that most were successfully achieved or exceeded, based on the Named Executive Officers’ leadership and execution of organizational objectives that furthered the Company’s long-term strategic plans. On balance, the Committee determined that the payout percentage for the individual objective portion of the goals should be at target for each of the Named Executive Officer’s respective individual objective percentage.

The chart below shows the eligible short-term cash incentive percentage payout possible based on our fiscal 2007 results, for each Named Executive Officer serving as such at the end of the fiscal year, for each of the stated

elements of annual cash incentive for Mr. Engles (Corporate — CEO), Ms. Goolsby, Mr. Callahan and Mr. Tanner (Corporate — Non CEO), and Mr. Scalzo (WhiteWave):

					Individual
	Company		Business Unit		Objective	Total Eligible
	Performance		Performance		Performance	Payout

Corporate – CEO	0	%(1)(4)	N/A		20%	20%
Corporate – Non CEO	0	%(1)(4)	N/A		30%	30%
WhiteWave	0	%(2)(4)	25	%(3)	30%	55%

(1)	On an adjusted basis, the Company’s diluted EPS was $1.20. For the full year ended December 31, 2007, the adjusted EPS differs from the Company’s EPS under GAAP of $0.95 as set forth in footnote (4) to this table.

(2)	The Company reported consolidated adjusted operating income of $589.7 million. For the full year ended December 31, 2007, the consolidated adjusted operating income differs from the Company’s operating income under GAAP of $553.6 million as set forth in footnote (4) to this table.

(3)	For fiscal 2007, our WhiteWave segment reported net sales of $1,372.5 million and operating income of $118.4 million.

(4)	For the year ended December 31, 2007, the adjusted results reported above differ from the Company’s results under GAAP by excluding the following facility closing, reorganization, and other nonrecurring charges:

•	$36.1 million charge ($22.0 million net of income tax) related to the realignment of our Dairy Group’s finance and accounting organization, the Dairy Group’s management realignment, workforce reduction activities in the Dairy Group’s operations, and previously announced facility closings, as well as the sale of our tofu business; and

•	$19.8 million charge ($12.0 million net of income tax) related to non-recurring special dividend costs, including the write-off of finance costs resulting from the completion of our new senior credit facility.

The table below shows the short-term incentive compensation payout opportunities for fiscal year 2007 and the actual payouts for the Named Executive Officers serving as such at the end of the fiscal year:

	Annual
	Incentive									FY07
	Plan			Annual Incentive Plan Maximum						Annual	FY07 Actual
	Target	Annual		Corporate/				Total		Incentive	Annual
Named	As % of	Incentive		Business Unit		Individual		Maximum		Award As a %	Incentive
Executive Officer	Salary	Plan Target		Objectives		Objectives(1)		Payout		of Target	Award

Gregg L. Engles	120%	$1,530,000		$2,448,000		$734,400		$3,182,400		20%	$306,000
Jack F. Callahan, Jr.	70%	336,000		470,400		241,920		712,320		30%	100,800
Joe E. Scalzo	80%	528,000		739,200		316,800		1,056,000		55%	290,400
Michelle P. Goolsby	70%	374,500		524,300		269,640		793,940		30%	112,350
Gregg A. Tanner	70%	61,250	(2)	85,750	(2)	44,100	(2)	129,850	(2)	100%	61,250

(1)	Calculated at 120% of each executive officer’s individual objective portion, except for Mr. Scalzo, who was eligible for 100% of his individual objective portion, multiplied by 200%, the maximum award based on corporate or business unit performance.

(2)	Calculated based on Mr. Tanner’s prorated salary for two months of 2007. Mr. Tanner received 100% of his target bonus pursuant to his employment agreement.

The incentive payments were paid to the Named Executive Officers in February 2008 and are included in the Summary Compensation Table.

Long-Term Equity Incentive Compensation

We believe that a significant portion of each senior executive’s compensation should be dependent on long-term value created for our stockholders. Our current program is designed to align the results achieved for stockholders with the rewards provided to our senior executives. Each year we compare our total stockholder return

(“TSR”) for the previous three years, which combines share price appreciation and dividends paid to show the total return to one stockholder over that period of time, to that of our Comparison Group. The value of the long-term incentive awards provided is based primarily on the results of this comparison. If our performance is at the 75th percentile or above, the awards are made at the 75th percentile of those provided to similar positions in the Comparison Group. If our performance is at the 25th percentile or below, the awards are made at levels equivalent to the 25th percentile within our Comparison Group. For results between the 25th and 75th percentiles, the value of the awards made is consistent with the level of performance within the Comparison Group. The value of the awards may be adjusted up or down by the Compensation Committee depending upon the performance of the individual executive officer; however, for awards granted in fiscal 2007, no material adjustments were made.

Our awards are currently provided in the form of stock options and restricted stock units, referred to as RSUs. Each award is weighted equally between stock options and RSUs with respect to dollar valuation, using the Black-Scholes valuation model for the stock options and the fair market value as of the determination date, discounted for the vesting period to reflect potential forfeiture risk, for the RSUs.

Stock options are used to motivate and reward our senior executives relative to value created for stockholders. RSUs are used to provide an ongoing retention element and a continuing link to stockholder value. In general, stock options vest over three years and RSUs vest over five years in equal portions following the grant. The vesting of RSUs may be accelerated to 30 months following the date of grant if certain share price targets are reached over a certain period of time, which for the outstanding grants is approximately 150% of our stock price on the date of grant. The Compensation Committee annually reviews both market practices and trends, and the availability of shares and units in our incentive program, in determining the mix of awards.

On April 2, 2007, we paid a special dividend of $15 to each stockholder of record on March 27, 2007. As a result, the amount of outstanding unvested RSUs and the amount and exercise prices of our outstanding unexercised stock options were adjusted in accordance with our stock option plan to reflect the adjustment in market value of our common stock as a result of the dividend. Such adjustments were made pro rata to all plan participants who had outstanding RSUs or stock options, including our NEOs.

Through November 30 of 2006, our three-year TSR was at the 90th percentile relative to the Comparison Group. As such, our long-term incentive awards, which were granted in February 2007, were set at the 75th percentile. For details regarding stock options and RSUs granted to the NEOs in fiscal 2007, see the table entitled “Grants of Plan-Based Awards During Fiscal Year 2007” in this Proxy Statement.

Timing of Long-Term Equity Grants

Our policies and stock option plans require that stock options have an exercise price equal to the closing price of the Company’s stock on the date of grant. In 2007, as required by our policy at the time, we granted long-term incentive compensation on February 12, 2007. Beginning in 2008, our policies require that annual stock option and RSU grants to senior executives and other employees be made by the Compensation Committee at a meeting held on January 15 of each year, or the next succeeding business day if January 15 is not a business day. The Compensation Committee has the ability to postpone the annual grant date if circumstances warrant such postponement.

Our Chief Executive Officer and two designated Executive Vice Presidents have limited authority to grant stock options and restricted stock units in connection with the hiring of new employees or the promotion or special recognition of selected employees. These recruiting and recognition grants may not exceed 400,000 shares in total annually and may not be made to any executive officer of the Company. In addition, no individual grant may exceed 50,000 shares without the Compensation Committee’s approval. These recruiting and recognition grants are made on the first business day of each month for all employees selected for awards in the preceding month or whose employment began during the preceding month.

Deferred Compensation Plan and Supplemental Employee Retirement Plan

Employees of the Company with a base compensation in excess of $150,000, including the Named Executive Officers, may defer a portion of their salary and bonus each year into the Dean Foods Deferred Compensation Plan, which is a tax deferred plan. This program is intended to promote retention by providing a long-term savings opportunity on a tax-efficient basis. A deferred salary and bonus plan is a strong retention tool for our eligible executives. We believe this program is similar to that offered at most of the companies in our Comparison Group. Several Named Executive Officers have elected to defer both salary and bonus over their careers with us. The amounts deferred are partially funded and unsecured obligations of the Company, receive no preferential standing, and are subject to the same risks as any of the Company’s other unsecured obligations. The participants in this plan may choose from a number of externally managed mutual fund investments, and their investment balances track the rates of return for these accounts. For more information on amounts deferred pursuant to the Deferred Compensation Plan, see the table entitled “Nonqualified Deferred Compensation for Fiscal Year 2007” on page 36 of this Proxy Statement.

In addition, we maintain a Supplemental Executive Retirement Plan (SERP), which is a nonqualified deferred compensation arrangement for our executive officers and other employees earning compensation in excess of the maximum compensation that can be taken into account with respect to the Dean Foods 401(k) Plan, as set forth in the Internal Revenue Code. The SERP is designed to provide these employees with retirement benefits from the Company that are equivalent, as a percentage of total compensation, to the benefits provided to other employees. The Company credits to each eligible employee’s account an amount equal to 4% of his or her covered compensation in excess of the maximum described above, and credits interest on those balances at the mid-term applicable federal rate set by the Internal Revenue Service, plus 1%. Each employee’s plan balance will be paid to him or her upon termination of employment, a change in control or the employee’s death or qualifying disability.

Other Compensation

We provide our executive officers with a limited number of perquisites. These are designed to minimize the amount of time they devote to administrative matters other than Company business, promote a healthy work/life balance and provide opportunities for developing business relationships. For example, we make available to our executive officers a health screening program which helps to maintain their overall health. We encourage our officers to take advantage of this service. In addition, the Compensation Committee has approved club memberships for certain of our executive officers.

The Compensation Committee has also approved certain personal use of the corporate aircraft as described in the Summary Compensation Table. The Compensation Committee believes the enhanced security and efficiency this benefit provides is appropriate and is in the best interests of the Company and our stockholders. The incremental cost to us of providing personal travel on corporate aircraft is included in the Summary Compensation Table on page 32 of this Proxy Statement.

The Compensation Committee has also approved the payment of relocation costs when hiring or moving executive officers and other employees. The Compensation Committee believes it is appropriate and necessary to pay these costs in attracting and retaining top talent in the locations where we operate. The incremental cost to us of providing relocation benefits is included in the Summary Compensation Table on page 32 of this Proxy Statement.

We purchase tickets to various cultural, charitable, civic, entertainment and sporting events for business development and relationship building purposes, as well as to maintain our involvement in communities in which the Company operates and our employees live. Occasionally, our employees, including our executives, make personal use of tickets that would not otherwise be used for business purposes.

Our senior executives participate in the Company’s broad-based programs generally available to all employees, including our 401(k) retirement plan, health and dental and various other insurance plans, including disability and life insurance. For additional information regarding perquisites and other compensation, see the Summary Compensation Table on page 32 of this Proxy Statement.

Severance and Change in Control Benefits

We have entered into agreements with each of our executive officers pursuant to which we would provide certain payments in the event of a qualified termination as described under the heading “Executive Officer Severance — Potential Benefits Upon a Change in Control” following a change in control. A copy of the form of these change in control agreements is filed with the SEC as Exhibit 10.21 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. Generally, the executive officer would be paid a lump sum of cash equal to three times his or her base annual salary and his or her target bonus for the year, plus a gross-up payment for excise taxes, insurance benefits, outplacement services and certain other benefits.

The Compensation Committee believes that change in control benefits are important for attracting and retaining executive talent and help to ensure that executive officers can remain focused during periods of uncertainty. These are particularly important in an environment where merger and acquisition activity is high. We believe that our change in control benefits are consistent with those maintained by comparable companies. The change in control agreements also include provisions to lessen the impact of the federal excise tax on “excess parachute payments.” The so-called “golden parachute” tax rules subject “excess parachute payments” to a dual penalty: the imposition of a 20% excise tax upon the recipient and non-deductibility of such payments by the paying corporation. “Excess parachute payments” are those payments that exceed three times the individual’s “base amount” (generally an average of the individual’s W-2 compensation from the Company for the five years preceding the year in which the change in control occurs). Depending upon circumstances, the excise tax can effectively discriminate against new hires who have not received previous compensation from the Company, newly promoted employees depending on their historical compensation from the Company, individuals who have not exercised stock options and those who elect to defer compensation. For these reasons, we believe that the provision of the excise tax gross-up is appropriate. Estimated payments to the Named Executive Officers pursuant to the change in control agreements are summarized under the heading “Executive Officer Severance — Potential Benefits upon a Change in Control.”

We also maintain a severance plan for our executive officers, other than the Chief Executive Officer, which provides certain severance benefits in the event of a qualified termination defined as other than for “cause” or if the executive officer terminates his or her employment due to a reduction in compensation or scope of duties or relocation (as described under “Estimated Payments Upon a Qualified Termination”). A copy of the Company’s Executive Severance Pay Plan, which was approved by the Compensation Committee, is on file with the SEC as Exhibit 10.10 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. Generally, upon a qualified termination, an executive officer would receive a cash payment equal to two times his or her base annual salary plus his or her target bonus and a cash payment for the in-the-money value of stock options and restricted stock units that would vest during the two years following the date of severance and certain health benefits and outplacement services. We believe this plan helps create stability during periods of significant change and enables us to avoid negotiating individual severance arrangements with new hires. We also believe this plan reduces the likelihood and extent of litigation from executive severance. We believe that our severance benefits are consistent with those maintained by comparable companies. Estimated payments to the Named Executive Officers pursuant to the Executive Severance Pay Plan are summarized under the heading “Executive Officer Severance — Executive Severance Pay Plan.”

Tax Deductibility Policy

The United States income tax laws generally limit the deductibility of compensation paid to each Named Executive Officer to $1 million per year. An exception to this general rule exists for performance-based compensation that meets certain Internal Revenue Service requirements. Stock option awards under the Company’s stockholder approved long-term incentive plans qualify for the exemption offered by Section 162(m) of the U.S. tax code. Currently, all other compensation that we pay does not qualify for the Section 162(m) exemption.

Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs. We believe it is more important to retain the flexibility to compensate executive officers competitively. We will continue to monitor our compensation practices, however, and consider future opportunities to take advantage of the Section 162(m) exemption when we believe it is in the best interest of the Company and its stockholders.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is presented by:
The members of the Compensation Committee
Joseph S. Hardin, Jr. (Chairman)
Stephen L. Green
John R. Muse
Jim L. Turner

How much are our Named Executive Officers paid?

The charts presented below should be read in conjunction with the Compensation Discussion and Analysis set forth above. In addition, on April 2, 2007, we paid to stockholders of record as of March 27, 2007, a $15 per share special cash dividend. As a result of the payment of the special cash dividend, the number of shares subject to options, the exercise prices of outstanding options and the number of unvested restricted stock units were adjusted effective as of March 27, 2007, in accordance with the terms of the plans under which they were issued. The information concerning options and restricted stock units in this Proxy Statement is presented on a post-adjustment basis for all periods presented.

The following chart shows the compensation paid during fiscal 2006 and 2007 to our Named Executive Officers.

Summary Compensation Table for Fiscal Year 2007

									Non-Equity
									Incentive Plan	All Other
					Stock		Option		Compensation	Compensation
Name and Principal Position	Year	Salary ($)(1)		Bonus ($)	Awards ($)(2)		Awards ($)(3)		($)(4)	($)(5)(6)(7)		Total ($)(8)

Gregg L. Engles	2007	1,275,000		—	2,897,877		3,438,636		306,000	235,285	(9)	8,152,798
Chairman of the Board and Chief Executive Officer	2006	1,200,000		—	3,795,739		3,386,074		2,220,480	423,200	(10)	11,025,493

Jack F. Callahan, Jr.	2007	480,000		—	553,576		598,996		100,800	75,901	(12)	1,809,273
Executive Vice President and Chief Financial Officer	2006	297,620	(11)	—	271,701		312,400		495,880	262,786	(13)	1,640,387

Joseph E. Scalzo(14)	2007	660,000		—	162,250		1,302,989		290,400	70,570	(15)	2,486,209
President and Chief Executive Officer WhiteWave Foods Company and Morningstar Foods

Michelle P. Goolsby	2007	535,000		—	560,779		662,318		112,350	65,897	(16)	1,936,344
Executive Vice President, Development, Sustainability and Corporate Affairs	2006	515,000		—	753,354		654,837		555,170	98,726	(17)	2,577,087

Gregg A. Tanner	2007	81,779	(18)	400,000	40,799		149,419		61,250	—		733,247
Executive Vice President and Chief Supply Chain Officer

Alan J. Bernon	2007	440,000	(19)	—	2,316,154	(20)	3,147,499	(21)	105,600	3,404,255	(22)	9,413,508
Director and former Dairy Group President	2006	620,000		—	1,273,722		1,206,891		907,680	860,157	(23)	4,868,450

(1)	Includes salary deferred pursuant to our Deferred Compensation Plans.

(2)	Amounts shown reflect restricted stock unit awards granted pursuant to our 1989 Stock Awards Plan. This column reflects the expense recognized in 2007 for financial reporting purposes for the fair value of stock awards granted in 2007 as well as prior fiscal years, in accordance with FAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The assumptions used in valuing the stock units we granted are described under the caption “Restricted Stock Units” in Note 10 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.

(3)	Amounts shown reflect stock option awards granted pursuant to our 1997 Stock Option and Restricted Stock Plan. This column reflects the expense recognized in 2007 for financial reporting purposes for the fair value of option awards granted in 2007 as well as prior fiscal years, in accordance with FAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The assumptions used in valuing the stock units we granted are described under the caption “Stock Options” in Note 10 to our Consolidated Financial Statement on Form 10-K for the year ended December 31, 2007.

(4)	See “Short-Term Incentive Compensation” under the Annual Cash Compensation section of Compensation Discussion and Analysis.

(5)	Does not include group life, health, hospitalization, medical reimbursement, disability or other benefits that are available to all non-represented employees, or the incremental cost of any health-related screenings.

(6)	Our Compensation Committee approved a supplemental retirement plan for the benefit of employees who receive salary and bonus in excess of the amount that IRS regulations allow to be contributed to a 401(k) plan. The amount shown in this column includes the amount credited to the Named Executive Officer under the supplemental executive retirement plan (“SERP”). See “Deferred Compensation Plan and Supplemental Employee Retirement Plan” in the Compensation Discussion and Analysis for more information on the SERP.

(7)	The Amounts shown for personal use of our aircraft by our executive officers is our incremental cost of operating the aircraft. The incremental cost of personal travel on our corporate aircraft is based on our variable cost per hour of operating aircraft multiplied by the number of hours of personal travel.

(8)	Represents the sum of the compensation amounts (expressed in dollars) shown in the columns to the left.

(9)	Includes $90,914 for personal use of Company aircraft, $9,000 for 401(k) match benefits, $130,819 for SERP benefits, and $4,552 for club memberships.

(10)	Includes $15,338 for club memberships, $8,800 for 401(k) match benefits, $257,142 for personal use of Company aircraft, and $141,920 for SERP benefits.

(11)	Mr. Callahan joined us as Executive Vice President and Chief Financial Officer in May, 2006.

(12)	Includes $36,866 for relocation costs, $9,000 for 401(k) match benefits, and $30,035 for SERP benefits.

(13)	Includes $229,372 for relocation costs, $30,360 for personal use of Company aircraft, and $3,054 for SERP benefits. Relocation costs are the aggregate incremental cost paid by us for the Named Executive Officer’s relocation.

(14)	Mr. Scalzo was not a Named Executive Officer in fiscal 2006.

(15)	Includes $34,250 for personal use of Company aircraft, $9,000 for 401(k) match benefits, and $27,320 for SERP benefits.

(16)	Includes $22,290 for personal use of Company aircraft, $9,000 for 401(k) match benefits, and $34,607 for SERP benefits.

(17)	Includes $53,686 for personal use of Company aircraft, $8,800 for 401(k) match benefits and $36,240 for SERP benefits.

(18)	Mr. Tanner joined us as Executive Vice President and Chief Supply Chain Officer in November, 2007.

(19)	Represents Mr. Bernon’s base salary through September 1, 2007.

(20)	Includes amounts recognized upon immediate vesting of stock awards in the amount of $1,514,419 in connection with Mr. Bernon’s separation from service, and $7,624 for director fees paid in stock.

(21)	Includes amounts recognized upon immediate vesting of stock option awards in the amount of $1,854,527 in connection with Mr. Bernon’s separation from service.

(22)	Includes $3,246,000 for cash severance payment, $63,462 for accrued but unused vacation, $35,610 for personal use of Company aircraft, $9,000 for 401(k) match benefits, $44,907 for SERP benefits, and $5,276 for club memberships. See discussion of Mr. Bernon’s Separation and Release Agreement under “Agreements with Named Executive Officers.”

(23)	Includes $749,175 relocation costs and interim housing, $52,582 for personal use of Company aircraft, $8,800 for 401(k) match benefits and $49,600 for SERP benefits. Relocation costs are the aggregate incremental cost paid by us for the Named Executive Officer’s relocation.

Grants of Plan-Based Awards in Fiscal Year 2007

								All Other		All Other
								Stock		Option		Grant Date
		Estimated Possible Payouts			Estimated Future Payouts			Awards;		Awards;	Exercise or	Fair Value
		Under Non-Equity			Under Equity			Number of		Number of	Base Price	of Stock
		Incentive Plan Awards(1)			Incentive Plan Awards(2)			Shares of		Securities	of Option	and
		Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or		Underlying	Awards	Option
Name	Grant Date	($)(3)	($)	($)	(#)	(#)	(#)	Units (#)(4)		Options (#)(5)	($/Sh)	Awards ($)

Gregg L. Engles		—	1,530,000	3,182,400	—	—	—
	2/12/2007							146,950				4,424,665
	2/12/2007									361,497	30.11	2,982,350
Jack F. Callahan, Jr.		—	336,000	712,320	—	—	—
	2/12/2007							26,451				796,440
	2/12/2007									66,128	30.11	545,556
Joseph E. Scalzo		—	528,000	1,056,000	—	—	—
	2/12/2007							29,390				884,933
	2/12/2007									146,950	30.11	1,212,338
Michelle P. Goolsby		—	374,500	793,940	—	—	—
	2/12/2007							26,451				796,440
	2/12/2007									66,128	30.11	545,556
Gregg A. Tanner(6)		—	61,250	129,850	—	—	—
	11/6/2007							46,556				1,241,649
	12/17/2007							5,000	(7)			128,700
	11/6/2007									216,028	26.67	1,525,158
Alan J. Bernon	2/12/2007	—	—	—	—	—	—			73,475	30.11	606,169

(1)	The amounts paid pursuant to these awards are included in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. See “Compensation Discussion and Analysis — Annual Cash Compensation — Short-Term Incentive Compensation” for a description of this plan.

(2)	We did not grant equity incentive plan awards subject to conditions in fiscal 2007.

(3)	There was no minimum payout for our Named Executive Officers under our 2007 Short-Term Incentive Compensation Plan.

(4)	Restricted stock unit awards were granted pursuant to our 1989 Stock Awards Plan and reflect adjustments as a result of the $15 special dividend paid on April 2, 2007. Each employee’s restricted stock units vest ratably over five years beginning on the first anniversary of the grant date and are subject to certain accelerated vesting provisions based primarily on our stock price, except as otherwise noted.

(5)	Stock option awards were granted pursuant to our 1997 Stock Option and Restricted Stock Plan and reflect adjustments as a result of the $15 special dividend paid on April 2, 2007. Stock option awards vest as follows: one-third on the first anniversary of grant; one-third on the second anniversary of grant, and one-third on the third anniversary of grant, except as otherwise noted.

(6)	Pursuant to Mr. Tanner’s offer letter, he was guaranteed the greater of 100% of his target bonus in fiscal 2007 or the actual calculated amount, prorated based on his start date. We also agreed to grant Mr. Tanner the restricted stock units and stock options awards set forth in the table above. For more information, see “Employment Agreement with Gregg A. Tanner” under the heading “Agreements with Named Executive Officers.”

(7)	Mr. Tanner’s restricted stock unit award vests in full on November 1, 2012. In addition, the restricted stock unit award was granted pursuant to the Company’s 2007 Stock Incentive Plan, and provides for accelerated vesting upon death, qualified disability or retirement.

Outstanding Equity Awards at 2007 Fiscal Year-End(1)(2)

		Option Awards(3)				Stock Awards(4)
								Market
		Number of	Number of			Number of		Value of
		Securities	Securities			Shares or		Shares or
		Underlying	Underlying			Units of		Units of
		Unexercised	Unexercised	Option	Option	Stock That		Stock That
		Options (#)	Options (#)	Exercise	Expiration	Have Not		Have Not
Name	Grant Date	Exercisable	Unexercisable	Price ($)	Date	Vested (#)		Vested ($)

Gregg L. Engles	02/12/2007	—	361,497	30.11	02/12/2017	146,950		3,800,127
	01/13/2006	213,569	427,133	25.68	01/13/2016	104,628		2,705,680
	01/07/2005	334,134	167,066	18.30	01/07/2015	—		—
	01/13/2004	536,234	—	17.91	01/13/2014	—		—
	01/06/2003	950,101	—	14.25	01/06/2013	—		—
	01/14/2002	1,551,522	—	11.69	01/14/2012	—		—

Total		3,585,560	955,696			251,578		6,505,807
Jack F. Callahan, Jr.	02/12/2007	—	66,128	30.11	02/12/2017	26,451		684,023
	05/09/2006	53,882	107,763	25.44	05/09/2016	42,027	(5)	1,086,818

Total		53,882	173,891			68,478		1,770,841
Joseph E. Scalzo	02/12/2007	—	146,950	30.11	02/12/2017	29,390		760,025
	10/11/2005	240,020	120,008	25.85	10/11/2015	—		—

Total		240,020	266,958			29,390		760,025
Michelle P. Goolsby	02/12/2007	—	66,128	30.11	02/12/2017	26,451		684,023
	01/13/2006	42,226	84,445	25.68	01/13/2016	21,160		547,198
	01/07/2005	64,971	32,485	18.30	01/07/2015	—		—
	01/13/2004	104,414	—	17.91	01/13/2014	—		—
	01/06/2003	164,458	—	14.25	01/06/2013	—		—
	01/14/2002	330,804	—	11.69	01/14/2012	—		—
	01/22/2001	133,137	—	8.26	01/22/2011	—		—

Total		840,010	183,058			47,611		1,231,221
Gregg A. Tanner	12/17/2007	—	—	—	—	5,000	(6)	129,300
	11/06/2007	—	216,028	26.67	11/06/2017	46,556		1,203,938

Total		—	216,028			51,556		1,333,238
Alan J. Bernon	02/12/2007	73,475	—	30.11	08/02/2008	—		—
	01/13/2006	405,514	—	25.68	08/02/2008	—		—
	01/13/2004	65,886	—	17.91	08/02/2008	—		—
	01/06/2003	136,557	—	14.25	08/02/2008	—		—
	01/14/2002	217,682	—	11.69	08/02/2008	—		—

Total		899,114	—			—		—

(1)	The amounts shown reflect outstanding equity awards granted under our 1989 Stock Awards Plan and our 1997 Stock Option and Restricted Stock Plan (the “Equity Plans”).

(2)	Numbers shown in the table include adjustments made in connection with the TreeHouse Foods, Inc. spin-off and previous stock splits, and reflect adjustments as a result of the $15 special dividend paid on April 2, 2007 to stockholders of record on March 27, 2007.

(3)	Generally, stock option awards vest as follows: one-third on the first anniversary of grant, one-third on the second anniversary of grant, and one-third on the third anniversary of grant, unless otherwise noted.

(4)	Each restricted stock unit represents the right to receive one share of common stock in the future. Restricted stock units have no exercise price. Generally, each grant vests ratably over five years subject to certain accelerated vesting provisions based primarily on our stock price, unless otherwise noted.

(5)	The restricted stock units vest ratably over three years, pursuant to Mr. Callahan’s employment agreement.

(6)	The restricted stock units vest in full on November 1, 2012, pursuant to Mr. Tanner’s employment agreement. In addition, the restricted stock unit award was granted pursuant to the Company’s 2007 Stock Incentive Plan, and provides for accelerated vesting upon death, qualified disability or retirement.

Option Exercises and Stock Vested in Fiscal Year 2007

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
Name	on Exercise (#)	on Exercise ($)(1)	on Vesting (#)	on Vesting ($)(2)

Gregg L. Engles	—	—	151,026	5,202,106
Jack F. Callahan, Jr.	—	—	16,019	527,185
Joseph E. Scalzo	—	—	—	—
Michelle P. Goolsby	130,521	2,344,226	29,861	1,029,396
Gregg A. Tanner	—	—	—	—
Alan J. Bernon(3)	49,950	355,148	16,808	347,391

(1)	The value realized on exercise was the number of underlying shares exercised multiplied by the difference between our closing stock price on the exercise date and the exercise price of the options.

(2)	The value realized on vesting was our closing stock price on the vesting date multiplied by the number of shares vested.

(3)	All of Mr. Bernon’s outstanding stock options and restricted stock units granted during his employment with the Company vested on September 28, 2007 pursuant to the terms and conditions of his Separation and Release Agreement.

Deferred Compensation Plan

Employees of the Company with a base compensation in excess of $150,000, including the Named Executive Officers, may defer a portion of their salary and bonus each year into the Dean Foods Deferred Compensation Plan, which is a tax deferred plan. The balance in the deferred compensation accounts are unsecured general obligations of the Company. This program is intended to promote retention by providing a long-term savings opportunity on a tax-efficient basis. The Company makes no contributions to the plan. Several Named Executive Officers have elected to defer salary and/or bonus over their careers with us and have therefore accumulated the deferred compensation amounts shown below:

Nonqualified Deferred Compensation for Fiscal Year 2007

	Executive		Registrant	Aggregate	Aggregate	Aggregate
	Contributions		Contributions	Earnings	Withdrawals /	Balance
Name	in Last FY ($)		in Last FY ($)	in Last FY ($)(1)	Distributions ($)(2)	at Last FYE ($)
Gregg L. Engles	—		—	(686,213)	—	12,468,889
Jack F. Callahan, Jr.	—		—	—	—	—
Joseph E. Scalzo			—	—	—	—
Michelle P. Goolsby	90,000	(3)	—	21,072	—	1,434,542
Gregg A. Tanner			—	—	—	—
Alan J. Bernon	—		—	(13,952)	—	253,411

(1)	The aggregate earnings in last fiscal year reflect the deemed investment income on deferred account balances. Participants are responsible for selecting tracking investments and bear the investment risk based on fund selection and market performance. The investment alternatives available for tracking purposes under the plan for 2007 were as follows: Lincoln VIP Money Market Fund, American Funds US Government Securities Fund, Lincoln VIP Delaware Bond Fund, American Funds High-Income Bond Fund, Fidelity VIP Equity-Income

Portfolio, Fidelity VIP Contrafund Portfolio, DWS Equity 500 Index VIP Class A, American Funds Growth Fund, Neuberger Berman AMT Regency Portfolio, Neuberger Berman AMT Mid-Cap Growth Portfolio, Delaware VIP Small Cap Value Series, Lincoln VIP Baron Growth Opportunities Fund, Fidelity VIP Overseas Portfolio, Delaware VIP Emerging Markets Series, Delaware VIP REIT Series and Alliance Bernstein Global Technology Portfolio.

(2)	Participants are required to elect annually the scheduled in-service distribution of amounts deferred in that annual period. Participants have the ability to postpone withdrawals to a later date, while employed, or to the end of their employment with the Company.

(3)	Ms. Goolsby elected to defer a portion of her 2007 compensation into the plan. This amount has been included in the Summary Compensation Table.

Executive Officer Severance

We maintain two severance plans for our executive officers, depending on the circumstances that result in their termination. The Executive Severance Pay Plan (the “Severance Plan”), a copy of which is filed as Exhibit 10.10 to our Annual Report on Form 10-K for the year ended December 31, 2007, is applicable in the event of certain involuntary terminations. In addition, we have entered into change in control agreements with each of our executive officers, the form of which is filed as Exhibit 10.21 of our Annual Report on Form 10-K for the year ended December 31, 2007, and which is applicable in the event of a qualifying termination following a change in control. Following is a description of the benefits that may be paid to the executive officers pursuant to the Severance Plan and the change in control agreements. An executive officer may not receive benefits under both plans.

For a description of the post-employment arrangements with Alan J. Bernon, former President of our Dairy Group, see “Do we have agreements with our Named Executive Officers?” below.

Potential Benefits upon a Change in Control

We have entered into agreements with our Named Executive Officers pursuant to which we must, in the event of a change in control and a qualifying termination (as defined below) provide the following:

•	Pay each of the Named Executive Officers a lump sum of cash equal to three times his or her base annual salary plus his or her target bonus for the year in which the termination occurs, plus a prorated bonus for the portion of the year served prior to termination, in addition to a gross-up payment to pay for any applicable excise taxes,

•	pay each of the Named Executive Officers the unvested balance of his or her 401(k) account, plus three times his or her most recent Company match,

•	continue the Named Executive Officer’s insurance benefits for two years, and

•	provide certain outplacement services.

A qualifying termination means a termination of employment either involuntarily without cause, or by the executive officer with good reason within two years following a change in control. Pursuant to the agreements “cause” means the following: (i) the willful and intentional material breach by the executive officer of the change in control agreement, (ii) the willful and intentional misconduct or gross negligence in the performance of, or willful neglect of, the executive officer’s duties, or (iii) the conviction of, or plea of guilty or nolo contendere to a felony. “Good reason” means any of the following: (i) any reduction in the amount of the executive officer’s compensation or significant reduction in benefits not generally applicable to similarly situated employees of the Company, (ii) removal of the executive officer from the position held by him or her immediately prior to the change in control, or (iii) transfer of the executive officer’s principal place of employment.

Also, each officer has the right, at any time during the thirteenth month after a change in control, to voluntarily terminate his or her employment for any reason and receive the same benefits as if he or she had been terminated by us or by a successor company during the two years after a change in control as described above.

The agreements also contain:

•	a covenant pursuant to which the executives have agreed not to compete with us for two years after termination,

•	a confidentiality provision pursuant to which the executives have agreed not to divulge any of our confidential information, and

•	agreements not to solicit any of our employees for two years after termination.

All of the Named Executive Officers’ unvested stock options and stock units would automatically vest immediately upon a change in control.

If a change in control occurred as of December 31, 2007, and the rights of our Named Executive Officers serving as such on December 31, 2007, under the agreements were triggered, they would receive approximately the following:

Estimated Payments Upon Termination Following a Change in Control

	Severance	Early Vesting of	Early Vesting		Estimated Tax
Name	Amount($)(1)	Restricted Stock($)(2)	of Stock Options($)(3)	Other($)(4)	Gross Up($)(5)	Total($)

Gregg L. Engles	8,606,400	6,505,807	1,338,772	70,000	—	16,520,979
Jack F. Callahan, Jr.	2,719,200	1,770,841	44,840	70,000	1,633,119	6,238,000
Joseph E. Scalzo	3,591,000	760,025	1,752	70,000	1,600,726	6,023,503
Michelle P. Goolsby	2,918,100	1,231,220	260,564	70,000	—	4,479,884
Gregg A. Tanner	2,677,500	1,333,497	—	70,000	1,916,977	6,172,974
Alan J. Bernon(6)	—	—	—	—	—	—

(1)	This amount represents 3 times the sum of the Named Executive Officer’s base salary in effect at the time of the termination and the target annual incentive payment.

(2)	This amount represents the payout of all unvested restricted stock units based on the Company’s closing stock price on December 31, 2007 ($25.86).

(3)	This amount represents the payout of all unvested stock options based on the Company’s closing stock price on December 31, 2007 ($25.86).

(4)	This amount represents the value of outplacement services and medical coverage.

(5)	The estimated tax gross up is based on the 20% excise tax, grossed up for taxes, on the amount of severance and other benefits above each individual’s average five-year W-2 earnings if the amount of severance and other benefits exceeds the individual’s average five-year W-2 earnings times 3.

(6)	Mr. Bernon’s employment was terminated effective September 1, 2007. As he was not serving as an executive officer on December 31, 2007, his potential benefits upon a change in control have not been provided.

Executive Severance Pay Plan

The Executive Severance Pay Plan provides severance benefits to certain designated officers, including the Named Executive Officers (other than the Chief Executive Officer), who are involuntarily terminated, other than for cause (as defined below), or who voluntarily terminate his or her employment for good reason (as defined below). Generally, the executive officer will be entitled to receive a payment in an amount up to two times the sum of his or her base salary and target bonus, plus a pro rata portion of his or her target bonus for the fiscal year in which the termination occurs. The Severance Plan Administrator may impose certain conditions on a participant’s right to receive benefits under the plan including the execution of a release, non-compete agreement, non-solicitation agreement and/or non-disclosure agreement. In addition, participants would receive a cash payment for the in-the-money value of option awards and restricted stock units that would vest up to 24 months following the date of severance based on the average closing price of the Company’s stock for 45 days preceding the date of severance. The participant would also be entitled to payments to be used to pay COBRA health benefits and to obtain outplacement services.

Under the Severance Plan “cause” means the following: (i) the breach by the executive officer of any written covenant or agreement with the Company, (ii) the willful and intentional misconduct or gross negligence in the performance of, or willful neglect of, the executive officer’s duties, (iii) the conviction of or plea of guilty or of nolo contendere to a felony or any other crime which makes the executive officer’s continued employment untenable, or (iv) the executive officer’s failure to comply with or breach of the Company’s code of ethics. “Good reason” means any of the following: (i) any reduction in the amount of the executive officer’s compensation or significant reduction in benefits not generally applicable to similarly situated employees of the Company, (ii) removal of the executive officer from the position held by him or her immediately prior to the change in control, or (iii) the transfer of the executive officer’s principal place of employment.

In the event the rights of the Named Executive Officers under the Severance Plan were triggered as of December 31, 2007, they would have received approximately the following:

Estimated Payments Upon a Qualified Termination

					Early Vesting
			Early Vesting of		of Stock
Name	Severance Amount($)(1)		Restricted Stock($)(2)		Options($)(3)		Other($)(4)		Total($)

Gregg L. Engles	—		—		—		—		—
Jack F. Callahan, Jr.	1,795,200		1,096,084		29,753		50,000		2,971,037
Joseph E. Scalzo	2,376,000		302,364		—		50,000		2,728,364
Michelle P. Goolsby	1,927,800		544,261		244,194		50,000		2,766,255
Gregg A. Tanner	1,785,000		530,449		—		50,000		2,365,449
Alan J. Bernon	2,601,600	(5)	1,514,419	(6)	1,854,527	(7)	813,462	(8)	6,784,008

(1)	Mr. Engles is not a participant in the Executive Severance Pay Plan. For the other Named Executive Officers, this amount represents 2 times the sum of the Named Executive Officer’s base salary in effect at the time of the termination and the target annual incentive payment.

(2)	Represents the payout of restricted stock scheduled to vest in the 24 months following December 31, 2007, based on the prior 45 days’ average of the Company’s closing stock price ($25.72), except for Mr. Bernon, which is described in note (6) below.

(3)	Represents the payout of stock options scheduled to vest in the 24 months following December 31, 2007, based on the prior 45 days’ average of the Company’s closing stock price ($25.72), except for Mr. Bernon, which is described in note (7) below.

(4)	This amount represents the value of outplacement services and medical coverage, except for Mr. Bernon, which is described in note (8) below.

(5)	Represents 2 times the sum of Mr. Bernon’s salary and target bonus in effect as of his termination, plus pro rata target bonus of $105,600 for 2007.

(6)	Represents the amount recognized in accordance with FAS 123R for immediate vesting of restricted stock unit awards.

(7)	Represents the amount recognized in accordance with FAS 123R for immediate vesting of stock option awards.

(8)	Includes $50,000 for outplacement services and medical coverage, $700,000 in lieu of relocation benefits, and $63,460 for accrued but unused vacation.

Do we have agreements with our Named Executive Officers?

Separation and Release Agreement with Alan J. Bernon

On September 1, 2007, Alan J. Bernon’s employment as President of Dairy Group was terminated. We entered into a Separation and Release Agreement with Mr. Bernon effective as of his separation date which sets forth the separation benefits to which Mr. Bernon is entitled pursuant to his employment agreement with the Company dated September 1, 2005, and the Dean Foods Executive Severance Pay Plan.

Pursuant to his employment agreement, we paid Mr. Bernon an amount equal to $2,496,000, representing two years of base salary and target bonuses. In addition, we paid Mr. Bernon a pro rata target bonus for 2007 for the individual objective component of his bonus, in an amount equal to $105,600. Mr. Bernon also received cash payments of $25,000 in lieu of any Company-paid healthcare continuation, $25,000 in lieu of outplacement benefits, and $700,000 in lieu of relocation benefits as contemplated by his employment agreement. These payments were made in consideration for his agreement to abide by the terms and conditions of the Separation and Release Agreement, including the non-solicitation, non-compete and non-disclosure provision described below, and in exchange for the release contained in the Separation and Release Agreement. In addition, we paid Mr. Bernon his earned but unpaid salary through the termination date plus five weeks of earned, accrued and unused vacation pay in the amount of $63,462.

Pursuant to his employment letter agreement, all unvested stock options and restricted stock units granted to Mr. Bernon automatically vested. All exercised and unvested stock options must be exercised on or before the earlier of September 2, 2008, or their respective ten-year expiration dates.

As Mr. Bernon remains on our Board of Directors, he is eligible to participate in all non-employee director compensation plans, programs and arrangements, including the payment of retainer fees and Board Committee fees, for his periods of director service beginning on and after September 1, 2007. In addition, he is entitled to benefits he has accrued and will accrue for compensation paid to him in 2007 prior to his termination date under the terms and conditions of the Dean Foods Company Supplemental Executive Retirement Plan, with distributions to be made pursuant to the terms thereof.

Mr. Bernon agreed to abide by the terms and conditions of his Proprietary Information, Inventions and Non-Compete Agreement dated September 5, 2007, which provided that Mr. Bernon would not compete with us or solicit any of our employees or customers for a period of two years after his termination date, and he agreed to maintain the confidentiality of our trade secrets and other confidential information.

Finally, the Separation and Release Agreement contains a mutual release pursuant to which Mr. Bernon and the Company have agreed to release each other from all claims that may arise out of or relate to his employment with the Company.

Employment Agreement with Gregg A. Tanner

We entered into an employment agreement with Gregg A. Tanner dated October 23, 2007, pursuant to which we offered him the position of Executive Vice President and Chief Supply Chain Officer. We agreed to pay him an annual salary of $525,000, to be reviewed annually by the Compensation Committee, and a one-time signing bonus of $400,000, less payroll taxes. If Mr. Tanner voluntarily leaves the Company without good reason during his first year of employment, he will be responsible for reimbursing us on a prorated basis (based on the number of months worked) for this one-time signing bonus. In addition, we agreed to pay Mr. Tanner an additional one-time signing bonus of $175,000, less payroll taxes, within 30 days of December 31, 2008, provided that he is employed by us on December 31, 2008. Mr. Tanner is eligible to earn short-term incentive compensation of 70% of his annualized base salary, subject to the achievement of certain operating targets and individual objectives, which could be increased by up to 200% if operating targets are exceeded. For 2007, his bonus payment was prorated based on his actual start date and was guaranteed to be the greater of the actual calculated award or 100% of the target amount.

Upon commencement of his employment, Mr. Tanner was granted options to purchase 60,000 shares of our common stock, with an exercise price equal to the closing market value on Mr. Tanner’s hire date. The options will vest in equal installments over a three year period, beginning on the first anniversary of the grant date. He was also awarded 24,000 restricted stock units, which vest in equal installments over a five year period, beginning on the first anniversary of the grant date. The restricted stock units could vest earlier if certain stock performance targets are met. Mr. Tanner will be eligible for future long-term incentive grants beginning in January of 2009, along with our other executive officers, subject to determination and approval by the Compensation Committee. In addition, upon commencement of his employment, Mr. Tanner was granted an additional number of stock options having a Black-Scholes value, as determined by our compensation consultant, of $1,100,000, and a grant of restricted stock units with an approximate value of $600,000. Each of these grants have terms and conditions equivalent to the initial grants described above. Finally, Mr. Tanner will receive five annual grants of 5,000 restricted stock units per year until November 1, 2011, for a total of 25,000 restricted stock units. The first grant was made on December 17, 2007, and the remaining grants will be on the first of the month following the anniversary of Mr. Tanner’s employment date. Each of these five grants will vest on November 1, 2012. Mr. Tanner will also receive five annual grants of 5,000 restricted shares each year from 2012 through 2016, for a total of 25,000 restricted stock units. He will receive these grants each year on the first of the month following the anniversary of his employment date. Each of these grants will vest one year after their issue date. Mr. Tanner must be employed by the Company on the date of issue in order to receive these annual grants of restricted stock units.

Pursuant to his employment agreement, Mr. Tanner will be eligible for benefits under the Dean Foods Company Executive Severance Plan. This plan provides that if Mr. Tanner’s employment is terminated at any time for reason of a “qualifying termination,” meaning any termination as a result of his voluntary termination for good reason, or his involuntary termination without cause, he will receive payment of all base salary accrued through the date of termination, prior year’s bonus to the extent earned but not paid, target bonus through the date of termination and all unused paid time off. In addition, he will be eligible to receive a severance payment equivalent to two years of base salary and target bonuses in exchange for executing a release of claims against the Company.

Mr. Tanner will also be eligible to contribute to our Executive Deferred Compensation Plan. We also agreed to provide certain other benefits to Mr. Tanner, including paid time off, payment of certain COBRA premiums, relocation benefits, and home office equipment. Mr. Tanner is also eligible for those benefits offered to all employees equally, including 401(k) and health insurance.

We also executed a Change In Control Agreement with Mr. Tanner, dated November 5, 2007, that provides for certain payments following upon a change in control as defined in the agreement. The Change In Control Agreement is in the form of those provided to our other executive officers, the terms and conditions of which are described under the heading, “Executive Officer Severance — Potential Benefits Upon a Change In Control.”

Finally, we entered into a Proprietary Information, Inventions and Non-Compete Agreement with Mr. Tanner, dated November 1, 2007, pursuant to which Mr. Tanner agreed he would not compete with us or solicit any of our customers or employees, or interfere with our customer relationships, for two years following his termination. In addition, Mr. Tanner agreed to keep the Company’s proprietary information confidential.

Employment Agreement with Jack F. Callahan, Jr.

We entered into an employment agreement with Jack F. Callahan, Jr. dated April 7, 2006, pursuant to which we offered him the position of Executive Vice President and Chief Financial Officer. We agreed to pay him an annual salary of $460,000, to be reviewed annually by the Compensation Committee, and a one-time signing bonus of $100,000, less payroll taxes. Pursuant to the agreement, Mr. Callahan is eligible to earn a bonus of 70% of his annualized base salary, subject to the achievement of certain operating targets and individual objectives, which could be increased by up to 200% if operating targets are exceeded.

Upon commencement of his employment, Mr. Callahan was granted long-term incentive compensation in the form of stock options having a Black-Scholes value, as determined by our compensation consultant, of $549,000, vesting in equal installments over a three-year period, beginning on the first anniversary of the grant date, and a grant of restricted stock units with an approximate value of $646,000, vesting in equal installments over a five-year period, beginning on the first anniversary of the grant date. In addition, Mr. Callahan received additional sign-on long-term incentive compensation in the form of stock options having a Black-Scholes value, as determined by our compensation consultant, of $793,000, vesting in equal installments over a three-year period, beginning on the first anniversary of the grant date, and a grant of restricted stock units with an approximate value of $855,000, vesting in equal installments over a three-year period, beginning on the first anniversary of the grant date.

Pursuant to the employment agreement, if Mr. Callahan’s employment is terminated at any time for reason of a “qualifying termination,” meaning any termination as a result of death, disability, his voluntary termination for good reason, or his involuntary termination without cause, he will receive payment of all base salary accrued through the date of termination, prior year’s bonus to the extent earned but not paid, target bonus through the date of termination and all unused paid time off. In addition, he will receive a lump sum severance payment equivalent to two years of base salary and target bonuses in exchange for executing a release of claims against the Company. If Mr. Callahan’s employment is terminated either for cause or by Mr. Callahan voluntarily without good reason, no severance payment will be made, and all unvested stock option and other equity grants will be immediately be forfeited.

Mr. Callahan is also eligible to contribute to our Executive Deferred Compensation Plan. We also agreed to provide certain other benefits to Mr. Callahan, including paid time off, payment of certain COBRA premiums, and relocation benefits. Mr. Callahan is also eligible for those benefits offered to all employees equally, including 401(k) and health insurance.

We also executed a Change in Control Agreement with Mr. Callahan that provides for certain payments following upon a change in control as defined in the agreement. The Change In Control Agreement is similar to those provided to our other executive officers, the terms and conditions of which are described under the heading, “Executive Officer Severance — Potential Benefits Upon a Change In Control.”

Finally, we entered into a Proprietary Information, Inventions and Non-Compete Agreement with Mr. Callahan, pursuant to which Mr. Callahan agreed he would not compete with us or solicit any of our customers or employees, or interfere with our customer relationships, for two years following his termination. In addition, Mr. Callahan agreed to keep the Company’s proprietary information confidential.

Employment Agreement with Joseph E. Scalzo

We entered into an employment agreement with Joseph E. Scalzo dated October 7, 2005, pursuant to which we offered him the position of President and Chief Executive Officer of WhiteWave Foods. We agreed to pay him an annual salary of $600,000, to be reviewed annually by the Compensation Committee, and a one-time signing bonus of $200,000, less payroll taxes. Pursuant to the agreement, Mr. Scalzo is eligible to earn a bonus of 80% of his annualized base salary, subject to the achievement of certain operating targets and individual objectives, which could be increased by up to 200% if operating targets are exceeded.

Upon commencement of his employment, Mr. Scalzo was granted long-term incentive compensation in the form of 245,000 stock options, vesting in equal installments over a three-year period, beginning on the first anniversary of the grant date.

Pursuant to his employment agreement, if Mr. Scalzo’s employment is terminated at any time for reason of a “qualifying termination,” meaning any termination as a result of death, disability, his voluntary termination for good reason, or his involuntary termination without cause, he will receive payment of all base salary accrued through the date of termination, prior year’s bonus to the extent earned but not paid, target bonus through the date of termination and all unused paid time off. In addition, he will receive a lump sum severance payment equivalent to two years of base salary and target bonuses in exchange for executing a release of claims against the Company. If Mr. Scalzo’s employment is terminated either for cause or by Mr. Scalzo voluntarily without good reason, no severance payment will be made, and all unvested stock option and other equity grants will be immediately be forfeited.

Mr. Scalzo is also eligible to contribute to our Executive Deferred Compensation Plan. We also agreed to provide certain other benefits to Mr. Scalzo, including paid time off, payment of certain COBRA premiums, and relocation benefits. Mr. Scalzo is also eligible for those benefits offered to all employees equally, including 401(k) and health insurance.

We also executed a Change in Control Agreement with Mr. Scalzo, dated October 7, 2005, that provides for certain payments following upon a change in control as defined in the agreement. The Change in Control Agreement is similar to those provided to our other executive officers, the terms and conditions of which are described under the heading, “Executive Officer Severance — Potential Benefits upon a Change in Control.”

Finally, we entered into a Proprietary Information, Inventions and Non-Compete Agreement with Mr. Scalzo, dated October 7, 2005, pursuant to which Mr. Scalzo agreed he would not compete with us, provided that his employment is not terminated by us for cause, as defined in the agreement, or solicit any of our customers or employees, or interfere with our customer relationships, for two years following his termination. In addition, Mr. Scalzo agreed to keep the Company’s proprietary information confidential.

Other Named Executive Officers

We do not maintain employment agreements with Gregg Engles or Michelle Goolsby. Ms. Goolsby is eligible for the severance benefits described under the heading “Executive Officer Severance — Executive Severance Pay Plan.” We do have change in control agreements with Mr. Engles and Ms. Goolsby, pursuant to which both are eligible for the change in control benefits described under the heading “Executive Officer Severance — Potential Benefits upon a Change in Control.”

Do we have any other agreements?

Employment Agreement with Pete Schenkel

On December 2, 2005, we entered into an employment agreement with Mr. Schenkel pursuant to which he became Vice Chairman of our Board of Directors effective January 1, 2006. Mr. Schenkel’s term as Vice Chairman continued through December 31, 2007, at which time he resigned as Vice Chairman and as an employee. For his services during his continued employment, we paid Mr. Schenkel an annual base salary of $350,000 for 2007. His target bonus was 50% of his annual base salary. Payment of his bonus was subject to the achievement of certain operating and other individual targets established by our Board of Directors. For fiscal 2007, he earned a bonus of $43,750 that was paid in 2008. Pursuant to the agreement, in January 2006 he received 385,744 stock options with an exercise price of $25.68, as adjusted for the special cash dividend paid on April 2, 2007. The options vest in equal installments over a five-year period, beginning on the date of grant, subject to any earlier vesting that may occur in the event of a change in control of the Company. Continued vesting of the options granted in January 2006 is expressly contingent on Mr. Schenkel’s continuing compliance with the restrictive covenants contained in the Consulting and Noncompetition Agreement. Any portion of the options that vest prior to the termination of Mr. Schenkel’s employment shall remain exercisable for a period of no less than twelve months following termination of his employment, unless he is terminated for cause (as defined in the Employment Agreement), in which case they will be exercisable only for as long as provided in the award agreement. If his employment is terminated for cause, any unvested options will be forfeited.

Through the termination of his employment, Mr. Schenkel continued to be eligible to participate in all employee benefit plans that are available to our executive officers and to receive all other benefits that were provided to him. Stock options and other equity-based awards granted to Mr. Schenkel prior to January 1, 2006, vested in full as of December 31, 2007, and will expire according to the terms of our long-term incentive plans and Mr. Schenkel’s award agreements.

Independent Contractor and Noncompetition Agreement with Pete Schenkel

On December 2, 2005, we also entered into an Independent Contractor and Noncompetition Agreement with Mr. Schenkel under which we will generally retain access to his services. This agreement was amended as of April 4, 2008 to extend Mr. Schenkel’s consulting services through December 31, 2011. Pursuant to the Independent Contractor and Noncompetition Agreement, Mr. Schenkel has agreed to provide general advice and consultation to our Chief Executive Officer on matters of strategy and execution, and to provide assistance with respect to such specific operating initiatives as may be required from time to time. For his services under the Independent Contractor and Noncompetition Agreement, we pay Mr. Schenkel an advisory fee of $200,000 per year. Pursuant to the amendment, he is eligible for an additional payment of 50% of the advisory fee, subject to the achievement of certain operating targets consistent with those targets to be established by our Board of Directors and the Compensation Committee for our executive officers. Such additional payment may be increased up to 200% if certain targets are exceeded. We also provide him with a car allowance, club membership reimbursement, life insurance, and medical coverage. In the event that the advisory period contemplated by the Independent Contractor and Noncompetition Agreement is ended by us prior to December 31, 2011, and he has not breached any of his obligations in that agreement, we will pay him a single lump sum payment, six months and one day after his termination, of an amount equal to the aggregate amount of the fees that would have been payable during the remainder of the advisory period contemplated by the Independent Contractor and Noncompetition Agreement.

The Independent Contractor and Noncompetition Agreement also contains Mr. Schenkel’s agreement to maintain the confidentiality of our trade secrets and other confidential information, not to compete with our dairy operations for a period of two years after the termination of his services (including his services under the consulting and noncompetition agreement), and not to solicit or interfere with our relationships with our employees or our customers. In consideration for the confidentiality, non-compete and non-solicit agreements, we paid Mr. Schenkel $280,000 on January 2, 2006, and $425,000 on January 2, 2007, and January 2, 2008, and we have agreed to pay him an additional $425,000 annually each January 2, from 2009 — 2014. Such unpaid amounts will also be paid in a lump sum in the event of his death.

How much stock do our executive officers and directors own?

The following table presents information as of April 9, 2008 concerning

•	Each director and each Named Executive Officer, and

•	All directors and executive officers as a group, including executive officers not named in the table.

		Exercisable
	Number of Shares	Options/
Beneficial Owner	Common Stock	RSUs(1)	Total		Percent(2)

Alan J. Bernon	1,067,329	695,425	1,762,754		1.16%
Jack F. Callahan, Jr.	21,310	145,825	167,135		0.11%
Lewis M. Collens	32,650	94,803	127,453		0.08%
Tom C. Davis	26,385	133,960	160,345		0.11%
Gregg L. Engles	2,591,502	4,086,692	6,678,194	(3)	4.29%
Michelle P. Goolsby	64,805	936,761	1,001,566		0.66%
Stephen L. Green	100,455	251,431	351,886		0.23%
Joseph S. Hardin, Jr.	69,519	228,807	298,326		0.20	%(4)
Janet Hill	17,116	108,413	125,529		0.08%
Ronald Kirk	18,240	55,646	73,886		0.05%
John R. Muse	254,807	251,431	506,238		0.33	%(5)
Hector M. Nevares	295,538	251,431	546,969		0.36%
Joseph E. Scalzo	3,817	289,005	292,822		0.19%
Pete Schenkel	103,386	2,094,046	2,197,432		1.43%
Gregg A. Tanner	—	—	—		—
Jim L. Turner	187,722	251,428	439,150		0.29	%(6)
Executive Officers and Directors as a Group (21 persons)			16,109,083	(7)	10.62%

(1)	As of April 9, 2008, and including options exercisable and restricted stock units vesting within the next 60 days.

(2)	Percentages based on 151,642,724 shares of common stock issued and outstanding as of April 9, 2008, plus option shares of the particular person(s), which are exercisable within 60 days, and restricted stock units vesting within the next 60 days, if applicable.

(3)	Includes 2,469,074 shares and options pledged as security for a bank loan.

(4)	Includes 3,350 shares held by family trust, of which Mr. Hardin’s children and sister are the beneficiaries. Mr. Hardin is the trustee and disclaims all beneficial interest except to the extent of his pecuniary interest in the trust, if any.

(5)	Includes 2,550 shares owned by Mr. Muse’s spouse; Mr. Muse disclaims ownership of such shares.

(6)	Includes 104,417 options held by Mr. Turner’s spouse; Mr. Turner disclaims ownership of such options.

(7)	Includes executive officers serving as such as of April 9, 2008, who are not Named Executive Officers.

Do we have any holders who beneficially own more than 5% of our common stock?

As of April 9, 2008, there were no persons or groups known to us who beneficially owned more than 5% of our common stock.

What are our policies regarding transactions with related persons and what relationships do we have with our executive officers and directors?

Related Party Transaction Policy

Under our Code of Ethics, directors, officers and employees are expected to make business decisions and take actions based upon the best interests of the Company and not based upon personal relationships or benefits.

The Board of Directors has recognized that some transactions, arrangements and relationships present a heightened risk of an actual or perceived conflict of interest and has adopted a written policy governing these transactions. This policy governs any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which our Company was, is or will be a participant and the amount involved exceeds $120,000, and in which any of the following persons had, has or will have a direct or indirect material interest:

•	our directors, nominees for director or executive officers;

•	any person who is known to be the beneficial owner of more than 5% of any class of our voting securities;

•	any immediate family member of any of the foregoing persons; and

•	any entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

The Governance Committee of the Board of Directors is responsible for reviewing and approving these transactions.

Any transaction proposed to be entered into by the Company with an interested person must be reported to our General Counsel and reviewed and approved by the Governance Committee in accordance with the terms of the policy, prior to effectiveness or consummation of the transaction, whenever practicable. If advance approval is not practicable under the circumstances, the Governance Committee will review and, in its discretion, may ratify the interested transaction at the next meeting of the Governance Committee. In the event management becomes aware of any further transactions subsequent to that meeting, such transactions may be presented to the Governance Committee for approval at the next Governance Committee meeting, or where it is not practicable or desirable to wait until the next Governance Committee meeting, to the Chair of the Governance Committee (who has delegated authority to act between Committee meetings) subject to ratification by the Governance Committee at its next meeting.

Any transaction with an interested person previously approved by the Governance Committee or otherwise already existing that is ongoing in nature shall be reviewed by the Governance Committee annually.

The Governance Committee (or the Chair) will approve only those transactions that are in, or are not inconsistent with, the best interests of the Company and our stockholders, as the Governance Committee (or the Chair) determines in good faith in accordance with its business judgment. In addition, the transaction must be on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

All transactions below have been considered and approved by the Governance Committee pursuant to this policy.

Other transactions considered by our Board in assessing director independence, but which do not involve a direct or indirect material interest for the related person, are described in this Proxy Statement under the heading “Who are our independent directors?”

Real Property Lease

We lease the land for our Franklin, Massachusetts, plant from a partnership owned by Alan Bernon and his family. Our lease payments during 2007 totaled approximately $785,000.

Minority Interest in Consolidated Container Holding Company

We own an approximately 25% minority interest in Consolidated Container Company through our subsidiary Franklin Plastics, Inc., in which we own an approximately 99% interest. Alan Bernon and his brother, Peter Bernon, collectively own the remaining approximately 1% ownership interest of Franklin Plastics, Inc. Consolidated

Container Company is one of the nation’s largest manufacturers of rigid plastic containers and our largest supplier of plastic bottles and bottle components. We have owned our minority interest since July 1999, when we sold our plastic packaging operations to Consolidated Container Company. During 2007, we spent approximately $264 million on products purchased from Consolidated Container Company.

Professional Fees

During 2007, we paid legal fees and expenses of approximately $123,000 to Locke, Lord, Bissell and Liddell, LLP, formerly known as Locke Liddell & Sapp LLP, where Michelle Goolsby’s husband is a partner, for legal services rendered on various matters.

Employment of Family Members

Pete Schenkel’s son and son-in-law are both employed by our Dairy Group. Stephen Schenkel, Pete Schenkel’s son, is the sales Manager for Schepps Dairy and received total compensation of approximately $155,500 in 2007 (including salary and bonus earned in 2007), in addition to benefits available to all similarly situated employees. In January 2007, he was granted options to purchase 6,613 shares (as adjusted for the special cash dividend) of our common stock. Craig Roberts, Pete Schenkel’s son-in-law, is General Manager of Oak Farms Dairy, and received total cash compensation of approximately $195,000 in 2007 (including salary and bonus earned for 2007), in addition to benefits available to all similarly situated employees. In January 2007, he was granted options to purchase 6,613 shares (as adjusted for the special cash dividend) of our common stock. Options granted to Stephen Schenkel and Craig Roberts have an exercise price of $30.11 and will expire on February 12, 2017.

Have our equity compensation plans been approved by our stockholders?

Our equity compensation plans have been approved by our stockholders. In addition, from time to time we grant inducement grants outside our approved plans as permitted by New York Stock Exchange rules. The following table contains certain information about our plans as of December 31, 2007.

Number
	Number of			of Securities
	Securities		Weighted-	Remaining
	to be Issued		Average	Available for
	Upon Exercise		Exercise Price	Future Issuance
	of Outstanding		of Outstanding	Under Equity
	Options, Warrants		Options, Warrants	Compensation
Plan Category	and Rights		and Rights	Plans

Equity compensation plans approved by security holders	21,275,572		18.15	9,051,616
Equity compensation plans not approved by security holders	740,263	(1)	25.62	1,018,737	(2)

Total	22,015,835		18.40	10,070.353

(1)	Consists of options issued as “inducement grants,” as such term is defined by the New York Stock Exchange. The options generally vest over three years and will expire on the tenth anniversary of the date of grant. The options are generally subject to the same terms and conditions of those awarded pursuant to the plans approved by stockholders.

(2)	Remaining shares authorized for issuance as inducement grants which represents 1,759,000 million shares registered with the SEC on June 30, 2006, less those previously issued, and includes shares that may be granted pursuant to restricted stock unit awards. We did not grant any inducement awards in fiscal 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely on our review of these forms or written representations from the executive officers and directors, we believe that all Section 16(a) filing requirements were met during fiscal year 2007 with the following exception: Mr. John Llewellyn received a grant of 621 shares of restricted stock on June 30, 2007. A Form 4 reflecting this transaction was filed on July 16, 2007. Mr. Llewellyn retired from the Board of Directors on May 18, 2007.

Appendix A

DEAN FOODS COMPANY

AUDIT COMMITTEE CHARTER

Status

The Audit Committee is a committee of the Board of Directors of Dean Foods Company (the “Company”).

Membership

The Audit Committee shall consist of no fewer than three members. The members of the Audit Committee shall meet the independence and experience requirements of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Securities and Exchange Commission (the “Commission”). At least one member of the Audit Committee shall be an “audit committee financial expert” as defined by the Commission. Audit Committee members shall not simultaneously serve on the audit committees of more than two other public companies. Audit Committee members will be appointed, and may be replaced, by the Board of Directors of the Company (the “Board”).

Purpose

The Audit Committee will assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, and (4) the compliance by the Company with legal and regulatory requirements.

The Audit Committee shall prepare the report required by the rules of the Commission to be included in the Company’s annual proxy statement.

Committee Authority and Responsibilities

The Audit Committee shall have the sole authority to appoint or replace the independent auditor (subject, if applicable, to shareholder ratification). The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work.

The Audit Committee shall preapprove all permitted non-audit services to be performed for the Company by its independent auditor. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors, at the expense of the Company.

The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee shall annually review the Audit Committee’s own performance.

The Audit Committee, to the extent it deems necessary or appropriate, shall:

Financial Statement and Disclosure Matters

1. Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in the “Management’s Discussion and Analysis” portion of any documents filed with the Commission, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

2. Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of each Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements.

3. Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

Review and discuss quarterly reports from the independent auditors on:

(a) All critical accounting policies and practices to be used.

(b) All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

(c) Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

(d) All discussions between the independent audit team and the firm’s national office regarding the audit.

Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP financial measures, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

4. Review disclosures made to the Audit Committee, if any, by the Company’s CEO and CFO during their certification process for each Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

Oversight of the Company’s Relationship with the Independent Auditor

5. Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor (including the lead partner), including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, taking into account the opinions of management and internal auditors. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

6. Ensure the rotation of the audit partners as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

7. Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

Oversight of the Company’s Internal Audit Function

8. Review the appointment and replacement of the senior internal auditing executive.

9. Review the significant reports to management prepared by the internal auditing department and management’s responses.

10. Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

Compliance Oversight Responsibilities

11. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

12. Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

13. Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

14. Provide oversight of the Company’s policies and practices with respect to corporate social responsibility, including environmentally sustainable solutions, ethics and compliance and the management of reputation risk.

Meetings

The Audit Committee shall meet as often as it determines, but not less frequently than quarterly. The Audit Committee shall meet periodically with management, the internal auditors and the independent auditor in separate executive sessions. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Limitation of Audit Committee’s Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

Dated: November 15, 2007

☒	Votes must be indicated (x) in Black or Blue ink.	Mark, sign, date and return this proxy card promptly using the enclosed envelope.	Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 and 2.

WITHHOLD
AUTHORITY
1.	Re-election of directors	FOR all	to vote for all
	for a 3-year term.	nominees	nominees
		listed below	listed below	*EXCEPTIONS
Nominees:
	01 — Tom C. Davis 02 — Stephen L. Green 03 — Joseph S. Hardin, Jr. 04 — John R. Muse	☐	☐	☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.

*Exceptions

		FOR	AGAINST	ABSTAIN
2.	Proposal to ratify Deloitte & Touche LLP as independent auditor.	☐	☐	☐
In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

I plan to attend the Annual Meeting.	☐

Signature	Signature	Date

Please sign exactly as your name or names appear above. For joint holders, both should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please give your title.

▲FOLD AND DETACH HERE▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING.
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET
http://www.eproxy.com/df
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR

TELEPHONE
1-866-580-9477
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

     If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.
You can view the Dean Foods Company Proxy Statement and Annual Report
on the Internet at http://bnymellon.mobular.net/bnymellon/df

PROXY	DEAN FOODS COMPANY	PROXY
ANNUAL MEETING OF STOCKHOLDERS — MAY 22, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Gregg L. Engles and Steven J. Kemps, and each of them, as proxies for the undersigned, with full power of substitution, to act and to vote all the shares of common stock of Dean Foods Company held of record by the undersigned on March 25, 2008, at the annual meeting of stockholders to be held on Thursday, May 22, 2008, or any adjournment thereof.
     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.
IMPORTANT — IF YOU INTEND TO VOTE BY MAILING IN THIS PROXY CARD, RATHER THAN
BY INTERNET OR TELEPHONE, YOU MUST SIGN AND DATE THE REVERSE SIDE.
(Continued and to be marked, dated and signed, on the other side).

Address Change/Comments (Mark the corresponding box on the reverse side)

▲FOLD AND DETACH HERE▲
You can now access your DEAN FOODS COMPANY account online.
Access your Dean Foods Company stockholder account online via Investor ServiceDirect® (ISD).
The transfer agent for Dean Foods Company now makes it easy and convenient to get current information on your stockholder account.

•	View account status	•	View payment history for dividends
•	View certificate history	•	Make address changes
•	View book-entry information	•	Obtain a duplicate 1099 tax form
		•	Establish/change your PIN
Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between
9am-7pm Eastern Time Monday-Friday

Dear Stockholder:
     On the reverse side of this card are instructions on how to vote your shares for the election of directors and the other proposal by Internet or telephone. We encourage you to vote now, by Internet or telephone. Your vote will be recorded the same as if you mailed in your proxy card. See the enclosed proxy statement and proxy card for further information about voting procedures.
     If you have elected to view the Dean Foods Company proxy statement and annual report online instead of receiving copies in the mail, you can now access the proxy statement for the 2008 annual stockholders’ meeting and the 2007 annual report online through the following address: http://bnymellon.mobular.net/bnymellon/df.
     If you notified us previously that you prefer to receive the proxy statement and annual report electronically, then you may not have received paper copies. If you would like paper copies of the proxy statement and annual report, Dean Foods Company will provide a copy to you upon request. To obtain a copy of these documents, please call 800-431-9214.
     Thank you for your attention to these matters.
Dean Foods Company